EXHIBIT 10.1

CREDIT AND SECURITY AGREEMENT

by and between

NSREIT DOR LOAN, LLC, as the Borrower

and

DORAL BANK, as the Lender

Dated as of July 31, 2012

TABLE OF CONTENTS

Section 1.	Definitions and Principles of Construction	1

1.01	Defined Terms	1
1.02	Principles of Construction	15

Section 2.	Amount and Terms of Availability	15

2.01	Availability	16
2.02	Borrowing Thresholds	16
2.03	Asset Review; Request for Advance	16
2.04	Disbursement of Funds	17
2.05	The Loan; Receipt of Payments; The Note	18
2.06	Accrual and Computation of Interest	18
2.07	Interest Payments, Principal Payments and Termination Date	19
2.08	Portfolio Cash Flow; Application of Payments	20
2.09	Increased Costs	22
2.10	Maximum Interest, Controlling Agreement	22
2.11	Late Charge	24
2.12	Capital Adequacy	24
2.13	First Extension Option	25
2.14	Second Extension Option	26
2.15	Third Extension Option	27
2.16	No Advances During Extension Terms	28

Section 3.	Fees	28

3.01	Fees	28

Section 4.	Prepayments; Payments	28

4.01	Terminating Prepayment	28
4.02	Mandatory Prepayments	29
4.03	Voluntary Release of Whole Loans; Property Releases	30
4.04	Method and Place of Payment	31
4.05	Net Payments	31
4.06	Full Recourse	32

Section 5.	Conditions Precedent and Grant of Security Interest	32

5.01	Execution of Agreement and other Credit Documents	32
5.02	No Default; Representations and Warranties	32
5.03	Request for Advance	32
5.04	Opinions of Counsel	32
5.05	Diligence	32
5.06	Documents; Proceedings	33
5.07	Financial Statements	33
5.08	Credit Reports	33
5.09	Security Interest	33
5.10	No Material Adverse Effect	36

i

5.11	No Existing Indebtedness or Liens	36
5.12	Delivery of the Collateral	36
5.13	Fees and Expenses	36
5.14	No Litigation	36
5.15	Appraisals	37
5.16	Eligible Loans	37
5.17	Terminations by Existing Lender	37
5.18	Collection Account	37
5.19	Reserves	37

Section 6.	Representations, Warranties and Agreements	37

6.01	Status	37
6.02	Power and Authority	37
6.03	No Violation	38
6.04	Governmental Approvals	38
6.05	Financial Statements; Financial Condition; Undisclosed Liabilities; etc	38
6.06	Litigation	38
6.07	True and Complete Disclosure	39
6.08	Use of Proceeds; Margin Regulations	39
6.09	Tax Returns and Payments	39
6.10	Compliance with ERISA	39
6.11	Compliance with Statutes, etc	40
6.12	Investment Company Act	40
6.13	No Burdensome Agreement	40
6.14	Security Interests	40
6.15	Registration	40
6.16	Representations Relating to Eligible Loans	40
6.17	Title to Property	41
6.18	Fictitious Names, etc	41
6.19	Solvency	42
6.20	No Investigations	42

Section 7.	Affirmative Covenants	42

7.01	Information Covenants	42
7.02	Books, Records and Inspections	43
7.03	Maintenance of Insurance	43
7.04	Franchises	44
7.05	Compliance with Statutes, etc	44
7.06	ERISA	44
7.07	Performance of Obligations	45
7.08	Payment of Taxes	45
7.09	Separateness, etc	45
7.10	Collateral	46
7.11	Reserves	47
7.12	Custodian	47
7.13	Servicing	47
7.14	Appraisal	48

Section 8.	Negative Covenants	48

8.01	Liens	49
8.02	Consolidation, Merger, Sale of Assets, etc	49
8.03	Indebtedness	49
8.04	Advances, Investments and Loans	49
8.05	Transactions with Affiliates	49
8.06	Restructurings of Eligible Loans	50
8.07	Modifications of Charter Documents and Certain Other Agreements	50
8.08	Business	50

Section 9.	Events of Default; Remedies	51

9.01	Events of Default	51
9.02	Remedies	53

Section 10.	Miscellaneous	54

10.01	Payment of Expenses; Indemnity	54
10.02	Notices	56
10.03	Benefit of Agreement	57
10.04	No Waiver; Remedies Cumulative	57
10.05	Calculation; Computations	57
10.06	Governing Law; Submission to Jurisdiction; Venue	58
10.07	No Proceedings	58
10.08	Assignment and Participation	58
10.09	Obligation to Make Payments in Dollars	59
10.10	Counterparts	59
10.11	Headings Descriptive	59
10.12	Modification	59
10.13	Survival	59
10.14	Appointment of Lender as Attorney-In-Fact	60
10.15	Waiver	61
10.16	Waiver of Jury Trial	61
10.17	Exhibits and Schedules	61
10.18	Severability of Provisions	61
10.19	Further Instruments	62
10.20	Splitting of the Note, this Agreement and other Credit Documents; Transfer of Note; Replacement of Lost Note	62
10.21	Confidentiality and Publicity	63
10.22	Certain Waivers	63
10.23	Good Faith and Fair Dealing	64

SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 6.05(b)	-	Liabilities and Obligations
SCHEDULE 6.18	-	Organizational Information
SCHEDULE 10.02	-	Notice Addresses
SCHEDULE 10.08	-	Non-Permitted Assignees

EXHIBITS

EXHIBIT A	-	Form of Request for Advance
EXHIBIT B	-	Form of Confirmation Certificate
EXHIBIT C	-	Form of Release Request

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”), dated as of July 31, 2012, by and between NSREIT DOR LOAN, LLC, a Delaware limited liability company (the “Borrower”), having an address c/o NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, and DORAL BANK (the “Lender”), having an address at 623 Fifth Avenue, 16th Floor, New York, New York 10022.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lender is willing to consider making Advances from time to time to the Borrower as provided herein;

NOW, THEREFORE, IT IS AGREED:

Section 1.                                            Definitions and Principles of Construction.

1.01                           Defined Terms.  As used in this Agreement (as defined below), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Sums” shall have the meaning provided in Section 2.10(b).

“Advance” shall have the meaning provided in Section 2.01.

“Advance Account” shall mean a deposit account designated by the Borrower by written notice to the Lender and approved by the Lender.

“Advance Rate” shall mean at any time with respect to any Eligible Loan the actual rate, stated as a percentage, that reflects the ratio of the Allocated Loan Amount of that Eligible Loan to the outstanding principal balance of the Eligible Loan.

“Advance Request Deadline” shall have the meaning provided in Section 2.03(a).

“Affiliate” shall mean, as to any Person, any other Person (other than an individual) directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, such Person.

“Agreement” shall mean this Credit and Security Agreement, as modified, supplemented, amended or restated from time to time.

“Allocated Loan Amount” shall mean, with respect to any Eligible Loan included in the Eligible Loan Pool as of any date of determination, (a) the sum of all Advances made with respect to such Eligible Loan, minus (b) the sum of all repayments of the principal amount of such Advances.

“Alternate Rate” shall mean, in the event the LIBOR Rate is no longer available or charging of Interest that is calculated based upon the LIBOR Rate would violate applicable law or regulation, the “prime rate” (or “base rate”) reported in the Money Rates column or section of The Wall Street Journal published on the second full Business Day preceding the applicable Payment Date as having been the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) or, if The Wall Street Journal ceases publication of such “prime rate” or “base rate,” the annual rate of interest announced by JPMorgan Chase Bank, N.A. (or another financial institution with a main or branch office in New York City, New York, selected, from time to time, by the Lender in its reasonable discretion) from time to time as its “prime rate” or “base rate” in effect at its principal office in New York, New York at 5:00 p.m., New York City time, for such date.

“Applicable Margin” shall mean, with respect to any Eligible Loan included in the Eligible Loan Pool as of any date of determination, including, without limitation, any Payment Date, the date of payment of any Release Amount or other Mandatory Prepayment with respect thereto or the Termination Date, (a) if the then Advance Rate for such Eligible Loan is less than or equal to 50.0%, three and ninety-five hundredths percent (3.95%), unless adjusted by Lender in its Permitted Discretion, (b) if the then Advance Rate for such Eligible Loan is greater than 50.0% but less than or equal to 55.0%, an amount as determined by Lender in its Permitted Discretion and set forth in the related Confirmation Certificate not less than three and ninety-five hundredths percent (3.95%) and not greater than four and one-half percent (4.50%), (c) if the then Advance Rate for such Eligible Loan is greater than 55.0% but less than or equal to 60.0%, an amount as determined by Lender in its Permitted Discretion and set forth in the related Confirmation Certificate not less than four and four tenths percent (4.40%) and not greater than four and ninety-five hundredths percent (4.95%), (d) if the then Advance Rate for such Eligible Loan is greater than 60.0% but less than or equal to 65.0%, an amount as determined by Lender in its Permitted Discretion and set forth in the related Confirmation Certificate not less than four and eighty-five hundredths percent (4.85%) and not greater than five and one-half percent (5.50%), and (e) if the then Advance Rate for such Eligible Loan is greater than 65.0% but less than or equal to 70.0%, an amount as determined by Lender in its Permitted Discretion and set forth in the related Confirmation Certificate not less than five and four tenths percent (5.40%) and not greater than five and ninety-five hundredths percent (5.95%); provided, however, that the Applicable Margin with respect to an Eligible Loan may instead be determined based on the weighted average of Advance Rates for such Eligible Loan and one or more other Eligible Loans, to the extent provided for in the applicable Confirmation Certificate(s).

“Applicable Usury Law” shall have the meaning provided in Section 2.10(c).

“Appraisal” shall mean a FIRREA-compliant appraisal of the fair value of the applicable Collateral performed by a state-licensed or state-certified appraiser.

“Asset” shall mean a Mortgage Loan, a Senior Participation or a Loan-on-Loan acquired or originated from time to time by the Borrower.

“Asset Review Request” has the meaning assigned to it in Section 2.03.

“Asset Value” shall mean with respect to any Eligible Loan, the lesser of (a) the actual outstanding principal amount of the applicable Eligible Loan and (b) the Lender’s determination of value (made in its Permitted Discretion) of such Eligible Loan based solely upon the Lender’s review of such Eligible Loan and its related file including any applicable Appraisal with respect thereto.

“Availability” shall mean, as of any date of determination, the Maximum Availability minus the Principal Amount, subject to the limitations set forth in Section 2.01.

“Availability Period” shall mean the period from and including the Effective Date through and including July 30, 2015.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Parties” shall have the meaning provided in Section 10.21.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Stock” shall mean, with respect to any Person, any capital stock (including common stock but excluding preferred stock), shares, interests (including, without limitation, membership interests, general partnership interests and limited partnership interests), units or other equity ownership interests (however designated) in such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Change in Control” shall mean any of the following:

(i)                                     Guarantor shall at any time cease to own, directly or indirectly, 100% of, or otherwise shall Transfer any of, the Capital Stock in the Borrower, unless in each case the Transfer has been consented to by the Lender;

(ii)                                  The Transfer of all or substantially all of the Borrower’s assets (unless the Allocated Loan Amounts of the Eligible Loans that are sold are repaid, pursuant to the terms and conditions of this Agreement, on or before the date of such Transfer); or

(iii)                               If REIT shall cease to own and Control, of record and beneficially, 51% of the Capital Stock of Guarantor.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided in Section 5.09, and includes all Assets which are the subject of any Collateral Documents now or hereafter approved by the Lender and delivered to the Custodian.

“Collateral Document” shall mean, as to any Asset, which Asset has been or is to be pledged to the Lender as Collateral, any document, instrument, certificate or agreement relating to an Asset which evidences, governs, secures and/or pertains to such Asset and any other document, instrument, certificate or agreement which Lender may from time to time require in order to obtain a perfected lien, security interest or pledge in such Asset, including, but not be limited, as applicable, to the following types of documents and instruments:

(i)                                     The original (or copy if the Asset is a Senior Participation) Mortgage Note executed with respect to an Asset by a third party in favor of the Borrower (or properly endorsed to the Borrower if acquired by the Borrower or if the Asset is a Loan-on-Loan) and an original allonge endorsed in blank by the Borrower;

(ii)                                  The original (or copy if the Asset is a Senior Participation) recorded Mortgage securing such Mortgage Note, or a copy of the original Mortgage securing such Mortgage Note, certified by the Borrower to be a true copy of the original instrument submitted for recording;

(iii)                               If the Mortgage Note was acquired by the Borrower or if the Asset is a Loan-on-Loan, an original recorded assignment of the related Mortgage to the Borrower or a copy of such assignment certified by the Borrower to be a true copy of the original instrument submitted for recording and a certified copy of each intervening assignment of such Mortgage, if any;

(iv)                              An original assignment of the Mortgage by the Borrower in blank, but otherwise in recordable form, and if appropriate filing and recording information regarding the Mortgage and each assignment thereof has not been inserted into the assignment, the Borrower hereby authorizes the Lender and the Custodian to insert such information, when available;

(v)                                 If the Asset is a Loan-on-Loan, (A) the original note evidencing such Loan-on-Loan, and original allonge endorsed in blank by the Borrower, and (B) the original pledge and/or security agreement securing such Loan-on-Loan, assigned in blank by the Borrower;

(vi)                              The original (or copy if the Asset is a Senior Participation) personal guaranty of all Persons directly or indirectly guaranteeing repayment of a Mortgage Note (and, if the Asset is a Loan-on-Loan, the original personal guaranty of all Persons directly or indirectly guaranteeing repayment of the promissory note evidencing such Loan-on-Loan);

(vii)                           The original (or copy if the Asset is a Senior Participation) loan policy of title insurance in the most recently revised ALTA or equivalent form issued by a title insurance company reasonably satisfactory to the Lender

(or, if a title policy meeting the foregoing description has not yet been issued, as evidenced by a signed title escrow letter from the title insurance company, incorporating a pro-forma title policy or a commitment for title insurance “marked up” at the closing of the Mortgage Loan and a binding enforceable commitment of the applicable title insurance company to issue the policy described in such commitment without any conditions to such issuance) insuring, in a policy amount reasonably satisfactory to the Lender, the applicable Mortgage;

(viii)                        The original (or copy if the Asset is a Senior Participation) opinion of legal counsel to the Underlying Obligor, in form and substance reasonably satisfactory to the Lender, allowing reliance on such opinion by the Borrower’s (or if the Asset is a Senior Participation or a Loan-on-Loan, the applicable third party-mortgagee’s) successors and assigns, unless otherwise agreed to by the Lender; and

(ix)                                If the Asset is a Senior Participation, (A) an original participation agreement executed by the Borrower and the third-party mortgagee issuing the subject senior participation interest in the underlying Mortgage Loan, (B) an original participation certificate evidencing the subject senior participation interest held by the Borrower in the underlying Mortgage Loan, and (C) an original assignment of the subject senior participation interest and related participation agreement and participation certificate, by the Borrower in blank.

“Collection Account” shall mean the account established with Doral Bank in the name of Borrower, into which all Portfolio Cash Flow shall be deposited.  The Collection Account shall be interest bearing and any interest accrued on balances in the Collection Account shall be added to and become a part of the funds available for distribution pursuant to Section 2.08(b).

“Confirmation Certificate” shall mean, with respect to any Asset that is an Eligible Loan, a certificate, substantially in the form of Exhibit B, signed by the Lender and the Borrower as of the Initial Borrowing Date with respect thereto identifying such Asset as an Eligible Loan (and reissued periodically thereafter to reflect any adjustment to the Advance Rate therefor and resulting Applicable Margin as of any date of determination), and setting forth, among other things, the applicable Maximum Advance Rate, initial Advance Amount and Applicable Margin for such Eligible Loan, the Release Amount for such Eligible Loan, and the initial maturity date for such Eligible Loan.

“Commitment Fee” shall have the meaning provided in Section 3.01(a).

“Control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract, or otherwise, and the terms “Controlling” and “Controlled” shall have correlative meanings.

“Credit Documents” shall mean this Agreement, the Note, the Pledge Agreement, the Custodial Agreement, the Guaranty, the Environmental Indemnity, the Servicing Agreement, any other document, instrument or agreement executed by the Borrower or other Person from time to time in connection with this Agreement or other Credit Document or Advances, as each may be amended, supplemented, modified or restated from time to time.

“Custodial Agreement” shall mean the Custodial Agreement by and among the Borrower, the Lender and the Custodian, dated as of the Effective Date, as the same may be amended, supplemented, modified or restated from time to time.

“Custodial Certification” shall mean the trust receipt (which shall be electronically transmitted) in the form annexed as Annex 2 to the Custodial Agreement, duly completed and signed by the Custodian, including the applicable Eligible Loan Schedule and Exception Report referenced in the Custodial Agreement.

“Custodial Fees” shall have the meaning provided in Section 7.12.

“Custodian” shall mean Wells Fargo Bank, National Association, and its successors and assigns, as may be appointed by the Lender from time to time.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulted Eligible Loan” shall have the meaning provided in Section 9.01(b).

“Default Rate” shall have the meaning provided in Section 2.06(b).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Effective Date” shall mean July 31, 2012.

“Eligible Loan” shall mean a Mortgage Loan, a Senior Participation or a Loan-on-Loan that is owned, acquired or to be acquired (including with the proceeds of the relevant Advance) by the Borrower, in each case which is acceptable to the Lender in the Lender’s sole and absolute discretion, exercised in good faith, based upon the Lender’s due diligence review following the Lender’s receipt of the applicable Collateral Documents in accordance with Section 2.03 hereof.

“Eligible Loan Pool” shall mean at any time all of the Eligible Loans that have been approved by the Lender, for which one or more Advances have been made, and which has not been released from the Eligible Loan Pool.

“Environmental Indemnity” shall mean that certain environmental and ADA indemnity given by Borrower and Guarantor in favor of Lender, dated as of the Effective Date, as same may be amended, supplemented, modified or restated from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect on the Effective Date, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) which together with the Borrower or any of its Subsidiaries would be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

“Extension Term” shall mean any term of the Loan following July 30, 2015 which has been extended pursuant to the provisions of Section 2.13, 2.14 or 2.15.

“Event of Default” shall have the meaning provided in Section 9 hereof.

“Fees” shall mean the Commitment Fee, the Non-Utilization Fee, the Custodial Fees and any other fees charged by the Lender in connection with the Availability as provided under this Agreement, including, without limitation the fees and expenses set forth in Section 10.01(a) hereof.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board consistently applied.

“Guarantor” shall mean Holdings.

“Guaranty” shall mean the Guaranty, dated as of the Effective Date, by the Guarantor in favor of the Lender, as the same may be amended, supplemented, modified, restated and/or ratified and confirmed from time to time.

“Holdings” shall mean NorthStar Real Estate Income Trust Operating Partnership, L.P., a Delaware limited partnership.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, and (iv) the aggregate amount required in accordance with then current GAAP to be capitalized under leases under which such Person is the lessee.

“Indemnified Amounts” shall have the meaning provided in Section 10.01(b).

“Indemnified Party” shall have the meaning provided in Section 10.01(b).

“Initial Borrowing Date” shall mean, for each Eligible Loan, the date on which the initial incurrence of Advances occurs.

“Insolvency Event” shall mean, with respect to any Person, the occurrence of any of the following events:  (i) such Person shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or such Person, or a substantial part of its property, assets or business, shall be subject to, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business; (ii) corporate action shall be taken by such Person for the purpose of effectuating any of the foregoing; (iii) an order for relief shall be entered in a case under the Bankruptcy Code in which such Person is a debtor; or (iv) involuntary proceedings or an involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of such Person or the appointment of a receiver, trustee, custodian, conservator or liquidator for such Person or of a substantial part of the property, assets or business of such Person or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of such Person, and such proceeding or petition shall not be dismissed, or such execution or similar process shall not be released, vacated or fully bonded, within ninety (90) days after commencement, filing or levy, as the case may be.

“Intangible Assets” with respect to a Person on any date, assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Period” shall mean each period beginning on, and including, the nineteenth (19th) day of each month during the term of this Agreement and ending on, and including, the eighteenth (18th) day of such month.

“Interest Rate” shall mean, for each Interest Period and each Allocated Loan Amount, a variable rate per annum equal to the sum of (a) the LIBOR Rate, or the Alternate Rate, as the case may be, plus (b) the Applicable Margin.

“Interest Reserve” shall mean a non-interest bearing account held and controlled by the Lender, into which shall be deposited on the Effective Date an amount reasonably determined by the Lender to be sufficient to pay three (3) monthly installments of interest on the Principal Amount at the Interest Rate; provided, however, that on the first Payment Date of each calendar quarter thereafter, the Borrower shall deposit into the Interest Reserve an amount, if any, reasonably determined by the Lender to be sufficient, when combined with funds already held in the Interest Reserve, to pay three (3) monthly installments of interest on the Principal Amount at the Interest Rate.  Any amount on deposit in the Interest Reserve in excess of the amount required to be on deposit therein on any Payment Date shall be included in Portfolio Cash Flow for such Payment Date.

“Lender” shall have the meaning provided in the first paragraph of this Agreement.

“LIBOR Rate” shall mean, for each Interest Period, the per annum rate of interest in U.S. Dollars (rounded upwards, at the Lender’s option, to the next 1,000th of one percent) equal to the British Bankers’ Association LIBOR (“BBA LIBOR”) for a period of one (1) month as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Lender from time to time) at approximately 11:00 A.M. (London time) 2 London Business Days prior to the Rate Adjustment Date (or the Effective Date with respect to the first Interest Period hereunder); provided, however, that if more than one BBA LIBOR is specified, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term “LIBOR Rate” shall mean, with respect to any Interest Period, the rate of interest per annum determined by the Lender to be the average rate per annum at which deposits in dollars are offered for such Interest Period by major banks in London, England at approximately 11:00 A.M. (London time) 2 London Business Days prior to the Rate Adjustment Date applicable to such Interest Period (or the Effective Date with respect to the first Interest Period hereunder).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan-on-Loan” shall mean a loan by the Borrower to a third-party mortgagee, which loan is secured by a pledge by such third-party mortgagee to the Borrower of a Mortgage Loan by such third-party mortgagee to an Underlying Obligor.

“London Business Day” shall mean any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Mandatory Prepayment” shall mean a release and prepayment pursuant to Section 4.02.

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Borrower and the Guarantor, taken as a whole, and (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or the Guarantor of any documentation to which either or both are parties with respect to the financing contemplated by this Agreement or any of the other Credit Documents.

“Maximum Advance Rate” shall mean, with respect to any Eligible Loan included in the Eligible Loan Pool as of any date of determination, the “Maximum Advance Rate” set forth in the then most current Confirmation Certificate for such Eligible Loan.  The Maximum Advance Rate for any Eligible Loan shall be set initially by Lender and shall be a percentage up to the lowest of (a) fifty percent (50.0%) to seventy percent (70.0%) of the outstanding principal balance of such Eligible Loan, excluding all accrued interest, pre-paid interest, and unfunded commitments in connection with such Eligible Loan, which amount will be determined by the Lender in its sole and absolute discretion, (b) if such Eligible Loan was not originated by an Affiliate of Holdings, (i) fifty percent (50.0%) to seventy percent (70.0%), as determined by the Lender in its sole and absolute discretion, multiplied by (ii) (A) the net purchase price of such Eligible Loan paid by such Affiliate of Holdings that first acquired such Eligible Loan (such net purchase price to be determined by the Lender in its Permitted Discretion on or before the Initial Borrowing Date for such Eligible Loan) minus (B) any principal payments received by such Affiliate of Holdings or any intervening Holder of such Eligible Loan on or before the Initial Borrowing Date for such Eligible Loan, (c) a percentage calculated by dividing (i) an amount equal to fifty percent (50.0%) to sixty percent (60.0%) of the as-is appraised value of the pledged or Mortgaged Property securing such Eligible Loan, which amount will be determined by the Lender in its sole and absolute discretion, by (ii) the outstanding principal balance of such Eligible Loan, or (d) such lower percentage as Lender may determine in its sole and absolute discretion based on its review of the applicable Collateral Documents.  The Lender and the Borrower may agree in a Confirmation Certificate that the Maximum Advance Rate will change at a future date certain or following the happening of a specified event.  If Borrower initially requests an Advance in an amount lower that the Maximum Advance Rate pursuant to the preceding clauses (a) through (d), it may, subject to the other terms and conditions of this Agreement, thereafter request an additional Advance in the amount of the difference.

“Maximum Availability” shall mean $40,000,000.00; provided, however, that notwithstanding anything to the contrary in this Agreement or any of the other Credit Documents, if as of the date that is one (1) calendar year after the Effective Date, the Lender may at its sole option, upon not less than sixty (60) days prior written notice to the Borrower, permanently reduce the Maximum Availability by an amount equal to fifty percent (50.0%) of the Availability as of such date.

“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Note, this Agreement or any of the other Credit Documents, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Note, this Agreement or any of the other Credit Documents and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be now or hereafter in effect.

“Mortgage” shall mean a first priority mortgage, first priority deed of trust, first priority deed to secure debt or other first priority security instrument which is customary and serves the same function as a mortgage under the law and practice in the jurisdiction in which the premises subject to the mortgage are located. For all Mortgaged Properties located in states in which it is customary to use deeds of trust or security deeds as the security device, a deed of trust or security deed, as the case may be, shall be used as the security instrument. Mortgages shall be on forms acceptable to the Lender.

“Mortgage Loan” shall mean a whole loan evidenced by a Mortgage Note and secured by a Mortgage or Mortgages encumbering one or more Mortgaged Properties.

“Mortgage Note” shall mean a promissory note executed by an Underlying Obligor which is secured by a Mortgage.

“Mortgaged Property” shall mean the real property encumbered by a Mortgage consisting of apartment buildings, multifamily or multi-use residential/commercial or commercial properties, condominiums, office buildings, industrial property, retail property, warehouse buildings and such other properties as approved by the Lender in its sole and absolute discretion, but specifically excluding loans on unimproved land.

“Non-Permitted Assignee” shall have the meaning set forth in Section 10.08.

“Non-Utilization Fee” shall have the meaning provided in Section 3.01(b).

“Note” shall mean the Facility Note, dated the Effective Date, by the Borrower to the order of the Lender in the maximum principal amount of up to $40,000,000.00, as the same may be amended, supplemented, modified or restated from time to time.

“Obligations” shall mean all amounts owing to the Lender (i) by the Borrower pursuant to the terms of this Agreement and any other Credit Document and (ii) by the Guarantor under the Guaranty in respect of such amounts owing by the Borrower.

“Office” shall mean the office of the Lender located at 623 Fifth Avenue, 16th Floor, New York, New York 10022, or such other address as the Lender may specify from time to time in a written notice to the Borrower.

“Payment Date” shall mean the nineteenth (19th) day of each month, or if such day is not a Business Day, the succeeding Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.

 “Permitted Discretion” shall mean a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment and, in each event consistent with how the Lender is treating other similarly situated borrowers and facilities.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any multiemployer plan or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute to), or at any time during the five (5) calendar years preceding the Effective Date was maintained or contributed to by (or to which there is an obligation to contribute of), the Borrower or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement by and among Holdings, the Borrower and the Lender, dated as of the Effective Date, as the same may be amended, supplemented, modified or restated from time to time.

“Portfolio Cash Flow” shall have the meaning provided in Section 2.08.

“Prepayment Fee” shall mean an amount equal to the sum of (a) any actual out-of-pocket LIBOR breakage cost attributable to the applicable prepayment, as calculated by the Lender in its Permitted Discretion, and (b) if fewer than three hundred sixty (360) days have passed since the Initial Borrowing Date of the Eligible Loan being prepaid, an amount equal to the product of (i) a fraction (A) the numerator of which is equal to (x) three hundred sixty (360) minus the number of days that have passed since the Initial Borrowing Date of the Eligible Loan being prepaid, and (B) the denominator of which is three hundred sixty (360), (ii) the Interest Rate, and (iii) the amount of the Advance being prepaid; provided, however, that no Prepayment Fee shall be payable with respect to any prepayment in connection with a Mandatory Prepayment, Property Release, any principal amortization (including as the result of any payment in accordance with a Targeted Repayment Schedule as specified in Section 2.07(c)), or any other prepayment that is not a Voluntary Release of an Eligible Loan.  For avoidance of doubt, a prepayment pursuant to section 4.01(b) is not a Voluntary Release for this purpose.

“Prepayment Termination Date” shall mean the date upon which the Borrower intends to prepay the Principal Amount and all other Obligations in accordance with the terms of Section 4.01.

“Prepayment Termination Notice” shall mean a written notice from the Borrower to the Lender indicating the Borrower’s intent to prepay the Principal Amount and all other Obligations in accordance with the terms of Section 4.01, which notice in each instance shall specify the Borrower’s election to make such prepayment and the Prepayment Termination Date.

“Principal Amount” shall mean, as of any date of determination, the aggregate sum of all Allocated Loan Amounts on such date.

“Prohibited Person” shall mean any Person: (a) listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, effective September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism; (b) known to the Borrower to be owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order No. 13224; (c) with whom the Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering or other applicable state and federal laws, including Executive Order 13224 and the Patriot Act; (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (e) that is named as a “Specifically Designated National (SDN) and Blocked Person” on the most current list published by the U.S.  Treasury Department Office of Foreign Assets Control at its official website, http://www.ustreas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or (f) that is known to the Borrower to be an Affiliate of a Person described in one or more of clauses (a) — (d) of this definition of Prohibited Person.

“Property Release” shall mean a release of an individual condominium unit from the lien of a Mortgage which expressly provides such partial release, or the release of one or more Mortgaged Properties securing a loan secured by multiple Mortgaged Properties but, unless otherwise agreed, shall not include the release of the lien of any Mortgage with respect to an Eligible Loan of any other portion of a Mortgaged Property that is permitted or required by the related Mortgage or otherwise approved in accordance with such Mortgage and this Agreement.

“Rate Adjustment Date” shall mean the day in each month on which any change in the LIBOR Rate takes effect, which shall be the first day of the Interest Period beginning in such month.

“Recourse Liabilities” shall have the meaning assigned to it in the Guaranty.

“Register” shall have the meaning provided in Section 2.05.

“REIT” shall mean NorthStar Real Estate Income Trust, Inc.

“Release Amount” shall mean, (i) in the case of an Eligible Loan, the entire outstanding Allocated Loan Amount thereof together with interest on such Allocated Loan Amount at the applicable Advance Rate from the beginning of the then-current Interest Period to but excluding the date of repayment of such Allocated Loan Amount, plus the Prepayment Fee, if applicable, and (ii) in the case of a Property Release, a portion of the applicable Allocated Loan Amount as set forth in the Confirmation Certificate for such Eligible Loan, together with interest on the principal amount being prepaid at the applicable Advance Rate from the beginning of the then-current Interest Period to but excluding the date of repayment of such Allocated Loan Amount or the portion thereof being repaid.

“Release Request” shall mean a duly completed and signed Release Request, substantially in the form of Exhibit C, as modified from time to time as reasonably required by the Lender.

“Reportable Event” shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

“Request for Advance” shall have the meaning provided in Section 2.03(a).

“Required Capital Amount” shall mean an amount equal to or greater than the lesser of (i) the sum of (a) 80% of the most recently reported Total Equity of Guarantor as of the date of the Effective Date plus (b) 80% of the net cash proceeds received by Guarantor in connection with any issuance of equity interests in Guarantor that occurs after the Effective Date and (ii) $250,000,000.

“Restructuring” shall have the meaning provided in Section 8.06(c).

“Senior Participation” shall mean a senior or pari passu participation interest (as opposed to a junior participation interest) in a Mortgage Loan, which interest is held directly by the Borrower (as opposed to indirectly through a sub-participation or similar structure).

“Servicer” shall mean Wells Fargo Bank, N.A., or any other servicer of the Assets approved by the Lender in its reasonable discretion.

“Servicer Account” shall have the meaning provided in Section 5.01.

“Servicing Agreement” shall have the meaning provided in Section 7.13(a).

“Servicing Portfolio” shall mean, as to any Person, all Assets the servicing or subservicing rights for which are owned by such Person and/or with respect to which such Person functions as the servicing institution.

“Standard & Poors” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies.

“Subordinated Debt” shall mean the aggregate amount of any indebtedness of a Person that by its terms is subordinated in all respects, including but not limited to the right of payment, to the prior payment in full of all Obligations pursuant to a written agreement acceptable to the Lender in its sole and absolute discretion.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose ownership of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Subsidiaries of such Person has (A) more than a 50% equity interest at the time or (B) an interest satisfying the provisions of clause (i) hereof in any general partner of any limited partnership or joint venture or any managing member, or, if no managing member, member, of any limited liability company.

“Tangible Net Worth” shall mean, with respect to any Person and as of a particular date, the difference between (a) Total Equity and (b) Intangible Assets.

“Targeted Repayment Schedule” shall have the meaning provided in Section 2.07.

“Taxes” shall have the meaning provided in Section 4.05.

“Termination Date” shall mean July 30, 2015; provided, however, that the Borrower may extend such date pursuant to and in accordance with Sections 2.13, 2.14 and 2.15.

“Termination Event” shall mean (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Total Equity”: The total equity as reported on a Person’s balance sheet in accordance with GAAP.

“Transfer” shall mean any sale, transfer, conveyance, mortgage, grant, bargain, encumbrance, lien, pledge, assignment, or other disposition, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, whether or not for consideration or of record, and without regard as to whether of any legal, beneficial, economic or any other interest.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York or any other relevant jurisdiction, as applicable.

“Underlying Obligor” shall mean, (a) with respect to any Mortgage Loan (including, without limitation, a Mortgage Loan in which Borrower has a Senior Participation), any and all Persons who are the obligor, maker, mortgagor or guarantor on such Mortgage Loan, and (b) with respect to a Loan-on-Loan, any and all Persons who are the third-party mortgagee with respect to such Loan-on-Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“United States” and “U.S.” shall each mean the United States of America.

“Voluntary Release” shall mean the release of an Eligible Loan pursuant to Section 4.03(a) or a Terminating Prepayment pursuant to Section 4.01(a).

1.02         Principles of Construction.

(a)           All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           All accounting terms not specifically defined herein shall be construed in accordance with then current GAAP.

Section 2.               Amount and Terms of Availability.

2.01         Availability.  Subject to and upon the terms and conditions set forth herein, including, without limitation, the satisfaction of the conditions set forth in Section 5 hereof, the Lender may, in its sole and absolute discretion, at any time and from time to time during the Availability Period (or such earlier date as the Availability shall have been terminated pursuant to the terms hereof), make an advance or advances (each an “Advance” and, collectively, the “Advances”) to the Borrower.  Under no circumstance shall the principal amount of any Advance exceed (i) the product of (x) the Asset Value of such Eligible Loan at the time such Advance is made multiplied by (y) the Maximum Advance Rate applicable to such Advance, minus (ii) the Allocated Loan Amount of such Eligible Loan at the time of such Advance. Each Advance: (a) shall be made in the Lender’s sole and absolute discretion at any time and from time to time; (b), if made, shall bear interest as provided in Section 2.06; (c), if made, may be prepaid (except as limited by Section 4) and, during the Availability Period, re-borrowed in accordance with the provisions hereof; and (d) if made, shall be made against the pledge by the Borrower of an Eligible Loan for such Advance as provided herein; provided, however, that the sum of (i) the Principal Amount plus (ii) the amount requested in the Request for Advance shall not exceed the Maximum Availability.  Unless otherwise agreed to by Lender, no more than one (1) Advance or group of simultaneously-funded Advances during any calendar week may be requested.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Borrower shall not be entitled to any Advance with respect to an Eligible Loan if the Lender determines in its sole and absolute discretion that a Material Adverse Effect has occurred, or is reasonably likely to occur during the Availability Period, with respect to (A) the likelihood of repayment of the Eligible Loan according to its terms, or (B) the ability of the Borrower to perform its obligations under this Agreement or any other Credit Documents.

2.02         Borrowing Thresholds.  The principal amount of each Advance with respect to any particular Eligible Loan shall not be less than $2,500,000.00 nor more than $24,000,000.00; provided, however, that the Borrower may request, and the Lender may, in its sole and absolute discretion, make Advances of less than $2,500,000.00 or in excess of $24,000,000.00 from time to time.

2.03         Asset Review; Request for Advance.

(a)           Whenever the Borrower desires to include an Asset as an Eligible Loan in the Eligible Loan Pool, the Borrower shall first provide the Lender with written notice thereof (an “Asset Review Request”) and shall thereafter provide the Lender with all documentation and other materials which the Lender in its sole and absolute discretion shall require to conduct, at the Borrower’s expense, due diligence of any kind (including, but not limited to environmental site assessments in form and scope required by the Lender as the Lender shall determine on any Mortgaged Property which is the subject of an Asset proposed to be included as an Eligible Loan hereunder) with respect to such Asset.  The Lender agrees to provide the Borrower with a good faith estimate of all due diligence and legal expenses in connection with an Asset Review Request.  Upon the Lender’s completion of any and all due diligence and the Lender’s agreement, in the Lender’s sole and absolute discretion, to include such Asset as an Eligible Loan (subject to any conditions to the making of any Advances against such Eligible Loan as the Lender shall determine in its sole and absolute discretion), the Borrower shall have the right, subject to the terms and conditions of this Agreement and the other Credit Documents, to deliver to the Lender (i) a Request for Advance substantially in the form of Exhibit A (the “Request for

Advance”) and (ii) any other information requested by the Lender, not later than 11:00 a.m. (New York City time) on the third (3rd) Business Day prior to the proposed date of such Advance (the “Advance Request Deadline”).  The Borrower may include, prospectively, the initial Request for Advance for an Asset as part of its Asset Review Request for such Asset; provided, however, that including a Request for Advance in an Asset Review Request will not obligate the Lender to include any such Asset as an Eligible Loan, such determination remaining in the Lender’s sole and absolute discretion as set forth herein. Each Request for Advance: (A) shall be appropriately completed to specify the aggregate principal amount of the Advance to be made and the proposed date of such Advance (which shall be a Business Day); and (B) shall set forth the calculation for determining the amount requested in such Request for Advance, including the Asset Value for each Asset, as applicable and the applicable Advance Rate and verification that the amount of the requested Advance plus the Principal Amount does not violate Section 2.01.  The Borrower may withdraw any Asset Review Request or Request for Advance at any time prior to the applicable Advance being made. The Lender agrees that the Lender shall, within fifteen (15) Business Days of the Lender’s receipt of an Asset Review Request, deliver notice to the Borrower whether or not the Lender has approved an Asset for inclusion as an Eligible Loan in the Eligible Loan Pool, subject to any conditions to the making of any Advances against such Eligible Loan as the Lender shall determine in its sole and absolute discretion.  Failure by the Lender to deliver such notification to the Borrower within such fifteen (15) Business Day period shall be deemed to be the Lender’s rejection of the Asset as an Eligible Loan.

(b)           In no event shall the Lender consider making any Advance unless, without limitation of the Lender’s other rights under this Agreement, the Custodial Agreement and the other Credit Documents, (i) the Lender shall have completed its due diligence and be satisfied with the results thereof in its sole and absolute discretion, (ii) the Custodian shall have delivered to the Lender, no later than 3:00 p.m., New York City time, on the date of the proposed Advance, a Custodial Certification with respect to the Eligible Loans to be pledged to the Lender on the date of the proposed Advance and any prior Advance date and held by the Custodian under the Custodial Agreement, and (iii) all conditions set forth in Section 5 have been and continue to be satisfied.

(c)           Notwithstanding anything contained herein to the contrary, the amount requested in each Request for Advance shall not exceed, unless waived by the Lender in its sole and absolute discretion, the Availability for the Asset or Assets included in such applicable Request for Advance.

(d)           At such time as Lender approves the making of an Advance with respect to an Eligible Loan, Lender or Borrower shall prepare a Confirmation Certificate in the form of Exhibit B hereto.  Such Confirmation Certificate will indicate, among other things, the Maximum Advance Rate for the Eligible Loan, the initial Advance Rate and Applicable Margin with respect thereto, and any scheduled changes in the Maximum Advance Rate required by Lender.  The Confirmation Certificate with respect to any Eligible Loan shall be signed by both Lender and Borrower as of the Initial Borrowing Date with respect thereto and shall be reissued periodically thereafter to reflect any adjustment to the Advance Rate therefor and resulting Applicable Margin as of any date of determination.

2.04         Disbursement of Funds.

(a)           On the date specified in the Request for Advance with respect to any requested Advance, the Lender shall make available to the Borrower the requested amount of such Advance in Dollars by wire transfer of funds to the Advance Account unless the Lender, in its reasonable discretion, determines that such funds are to be wire transferred to Persons selling such Collateral and/or holding a Lien in any of the Collateral which is being financed with the proceeds of such Advance in which case the funds shall be transferred as provided in any payoff or other instructional letters or documents received from such Persons; such letters being in form and substance satisfactory to the Lender.

(b)           The Collateral Documents shall be delivered to the Custodian prior to or simultaneously with the transfer of funds to or for the benefit of the Borrower. The Lender acknowledges that it will not record any Collateral Document in its name prior to the occurrence and continuance of an Event of Default.

2.05         The Loan; Receipt of Payments; The Note.

(a)           The Principal Amount and all other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the Termination Date.

(b)           The Lender shall maintain, in accordance with its usual practice, true, correct and complete electronic or written records evidencing the indebtedness and obligations owed by the Borrower to the Lender from time to time, including without limitation, the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement. The Lender shall record (i) the amount of each Advance made hereunder, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from the Borrower and payable to the Lender hereunder and (iii) all amounts received by the Lender hereunder from the Borrower.

(c)           The entries made in the electronic or written records maintained pursuant to subsection (b) above (the “Register”) shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the correct amounts owed pursuant to this Agreement and each of the other Credit Documents, including all Advances made by the Lender, and all other Obligations in accordance with the terms of this Agreement and the other Credit Documents.

(d)           The Lender will account to the Borrower monthly with a written statement of Advances, and any charges and payments made pursuant to this Agreement, provided, however, that the failure of the Lender to provide such written statement shall not constitute a default or breach by the Lender of this Agreement or any other Credit Document and in the absence of manifest error, such accounting rendered by the Lender shall be deemed final, binding and conclusive unless the Lender is notified by the Borrower in writing to the contrary within fifteen (15) calendar days of receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

2.06         Accrual and Computation of Interest.

(a)           The Borrower agrees to pay interest in respect of the Principal Amount (which shall be the aggregate interest on all Allocated Loan Amounts) monthly, in arrears, from the date the proceeds thereof are made available to the Borrower (i.e., the date of funding) until the maturity thereof (whether by acceleration or otherwise) at a rate per annum equal to the Interest Rate.  If the Lender is ever prevented from charging or collecting interest at the Interest Rate because interest at such rate would exceed interest at the Maximum Rate, then the Interest Rate shall continue to be the Maximum Rate until such time that the charging or collecting of interest at the Interest Rate is lawfully chargeable and collectible.

(b)           Upon the occurrence and during the continuation of any Event of Default, including, but not limited to the failure to pay, when due, any principal, interest or any other amount payable by the Borrower hereunder, under the Note or under any other Credit Document within ten (10) days after the same is due, or after the Termination Date or after a court of competent jurisdiction enters a final, non-appealable judgment or decree with respect to this Agreement, the Note or any of the other Credit Documents, the Allocated Loan Amount for each Eligible Loan, at the Lender’s option, shall bear interest at a rate per annum (the “Default Rate”) equal to the lesser of (i) five percent (5%) per annum in excess of the Interest Rate (for each Eligible Loan) or (ii) the Maximum Rate.  The portion of any interest accruing at the rate equal to the excess of the Default Rate over the Interest Rate shall be referred to as “Default Interest”.

(c)           Interest accrued for any Interest Period on the Principal Amount shall be the sum of the interest computed for each Eligible Loan for such period on the Eligible Loan’s Allocated Loan Amount.  Such interest for each Allocated Loan Amount shall be computed at a daily rate equal to 1/360th times the applicable Interest Rate (but shall not exceed the Maximum Rate) on the actual daily Principal Amount for each day of the applicable Interest Period, for the actual number of days elapsed during the Interest Period in question.

2.07         Interest Payments, Principal Payments and Termination Date.  Payments of principal and/or interest shall be made in the following manner:

(a)           Stub interest at the Interest Rate on the Principal Amount (i.e., the sum of interest at the Interest Rate on each Allocated Loan Amount) for the period from the Initial Borrowing Date on an Eligible Loan (or in the case of an additional Advance on an Eligible Loan, from the date of such Advance) through the end of the related Interest Period, shall be paid by the Borrower to the Lender at the time the Advance is made;

(b)           On each Payment Date thereafter and on the Termination Date until the Obligations are repaid in full, all Portfolio Cash Flow on deposit in the Collection Account for the related Interest Period shall be applied by the Lender as provided in Section 2.08;

(c)           If repayment of an Advance is expected to be made from time to time from Property Releases, a targeted principal repayment schedule (the “Targeted Repayment Schedule”) for the applicable Eligible Loan shall be established by the Lender and the Borrower at the time of the initial Advance with respect to such Eligible Loan and paid in accordance with Section 2.08 to the extent of principal collections on such Eligible Loan, but failure to meet such Targeted Repayment Schedule shall not, in and of itself, give rise to a Default or Event of Default and, for the avoidance of doubt, no Prepayment Fee shall be due in respect thereof; and

(d)           The entire unpaid Principal Amount, together with any accrued and unpaid interest thereon and any other Obligations shall be due and payable on the Termination Date unless the Obligations become due and payable sooner because of acceleration, in which case the Obligations shall be due and payable in full on the date of such acceleration.

Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option, and without any obligation to do so, upon notice to the Borrower (provided, however, that the failure to provide such notice shall not be deemed to invalidate, waive or otherwise limit the Lender’s actions and rights hereunder) pay, perform and discharge any and all Obligations herein agreed to be paid or performed in the Credit Documents by the Borrower if necessary to protect the Collateral and any other collateral described in any Credit Document or its value. All amounts expended by the Lender in so doing or in exercising its remedies under the Credit Documents shall be added to the Principal Amount and shall become additional Indebtedness of the Borrower secured by the Credit Documents, shall become immediately due and payable by the Borrower to the Lender upon demand, and shall be subject to the Default Rate from the date of such expenditures until paid.

2.08         Portfolio Cash Flow; Application of Payments.

(a)           For purposes hereof, “Portfolio Cash Flow” shall mean all payments made by Underlying Obligors to the Borrower on the Eligible Loans pledged by the Borrower to the Lender under this Agreement and the other Credit Documents arising from whatever source, including, but not limited to, all interest and principal collections on notes, fees, judgment awards or settlements, late charges, default interest, reserves, refinancing proceeds, condemnation awards, and insurance proceeds, in each case, to the extent payable to the Borrower in accordance with the related Collateral Documents, and including any amount on deposit in the Interest Reserve that exceeds the amount then required to be held on deposit therein, but excluding (i) all escrow payments made by Underlying Obligors and payments made by Underlying Obligors into reserve accounts maintained pursuant to any Collateral Documents, provided, however, any funds from reserve accounts which are payable to Borrower or which Borrower is entitled to receive or withdraw pursuant to any Collateral Documents shall be included in the definition of Portfolio Cash Flow; (ii) all Servicing Fees retained by the Servicer pursuant to the Servicing Agreement; and (iii) at the Borrower’s option, pursuant to Section 2.08(c) below, the amounts collected by the Borrower or the Servicer in connection with a sale of an Eligible Loan, a prepayment of an Eligible Loan, or a Property Release required or permitted by any Collateral Documents.

(b)           Until all Obligations are paid in full, all Portfolio Cash Flow shall be deposited into the Collection Account, to be applied by the Lender on each Payment Date, for so long as no Event of Default has occurred and is continuing, in accordance with the following priorities:

(i)            First, to the Lender to pay costs, Fees, Default Interest, late charges and expenses and interest thereon payable pursuant to any Credit Document;

(ii)           Second, to the Lender to pay interest then due for the related Interest Period at the Interest Rate;

(iii)          Third, to replenish the Interest Reserve to the amount required under this Agreement;

(iv)          Fourth, to the Lender to reduce the Allocated Loan Amount of each Eligible Loan in an amount equal to the product of (A) all principal payments (other than principal payments excluded from Portfolio Cash Flow pursuant to Section 2.08(a) above) made on such Eligible Loan since the prior Payment Date and (B) the Advance Rate for such Eligible Loan;

(v)           Fifth, if amounts referred to in Section 2.08(c) below have been deposited in the Collection Account rather than paid to the Lender in accordance with Section 2.08(c) below, to pay to the Lender the amounts described in Section 2.08(c) (and the portion of such amounts allocable to principal on the applicable Eligible Loan shall reduce the related Allocated Loan Amount);

(vi)          Sixth, provided that no Event of Default is continuing, the balance to the Borrower.

(c)           In connection with a Mandatory Prepayment, a Voluntary Release, a prepayment by the Borrower in accordance with Section 4.01(a) or 4.01(b), a prepayment in full by an Underlying Obligor or any other release of an Eligible Loan or a Property Release, the Borrower may, in lieu of causing the funds payable to it by an Underlying Obligor or a third party to be deposited in the Collection Account, or depositing its own funds in the Collection Account, cause the Release Amount to be paid directly to the Lender or pay the Lender directly from amounts received from the applicable payor, in which event Sections 2.08(b)(v) shall not apply to such event.

(d)           If an Event of Default shall have occurred and be continuing, all Portfolio Cash Flow on deposit in the Collection Account in respect of the Eligible Loans shall be applied by the Lender, after payment on each Payment Date of the amounts then owing to the Servicer and the Custodian in payment of the Obligations in such amounts and priority as the Lender shall determine from time to time in its sole and absolute discretion, and any amounts remaining after the Obligations have been paid in full shall be released to the Borrower.

(e)           All checks, notes, drafts or any other payment upon and/or proceeds of the Collateral or any collateral described in any Credit Document (other than escrows and reserves) received by the Servicer or the Borrower (or any subsidiaries, divisions, affiliates, proprietorships, shareholders, members, manager, partners, directors, officers, employees, agents or those persons acting for or in concert with the Borrower), shall no later than the second Business Day following knowledge of receipt thereof, be endorsed by the Borrower or the Servicer, as applicable, and deposited in the form received into the Collection Account.  Notwithstanding anything to the contrary herein, all such items of payment shall be deemed not received if the same is subsequently dishonored or not duly credited to the Lender’s depository account for any reason whatsoever other than due solely to the actions or inactions of the Lender.

(f)            Borrower shall pay the Custodian any and all Custodial Fees and other amounts owed it under the Custodial Agreement as and when the same come due under the

Custodial Agreement, out of its own funds and (except at the Borrower’s election with respect to the balance of funds, if any, that would otherwise be paid to Borrower pursuant to Section 2.08(b)(vi)), no portion of Portfolio Cash Flow shall be used to pay the Custodian.

(g)           Borrower shall direct all Underlying Obligors of Eligible Loans to make all payments to Borrower under such Eligible Loans to the Servicer Account.  Borrower shall direct Servicer to deposit all Portfolio Cash Flow received by Servicer into the Collection Account in accordance with the terms of the Servicing Agreement.  Borrower shall direct Servicer to set up the Servicer Account either in the name of “Doral Bank” or in the name of Servicer for the sole benefit of Lender.  If required by Lender, Borrower shall execute and cause Servicer to execute a deposit account control agreement in form and substance reasonably satisfactory to Lender.

2.09         Increased Costs.  If, due to the introduction of, or any change in, or any change in the interpretation of, any law or regulation by any court or administrative or governmental authority charged with administration thereof, there shall be an increase in the cost to the Lender of making, funding or maintaining any Advance or the Maximum Availability hereunder or the Lender shall be required to make a payment calculated by reference to the principal of, or interest on, any Advance made by it or the Maximum Availability (other than any such increased cost, reduction in the amount receivable, or payment required to be made resulting from the imposition or an increase in the rate of any Taxes) and the Lender is imposing such costs on similarly situated borrowers and facilities, then the Borrower shall, from time to time, upon demand by the Lender, pay additional amounts sufficient to compensate the Lender for any such increased cost or fully and finally prepay all amounts outstanding with accrued interest and accrued Fees (but without payment of any additional fee); provided, however, that the Borrower shall not be liable for any such amounts set forth above which were incurred more than 180 days prior to the Lender’s notice to the Borrower requesting payment of such additional amounts.  A certificate of an officer of the Lender as to the amount of such increased cost actually incurred by the Lender (and the calculation thereof) submitted to the Borrower shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding anything contained in this Agreement to the contrary, if the Lender makes a demand for payment pursuant to the terms of this Section 2.09, the Borrower shall have the right, solely for such reason, to prepay in full the Principal Amount of all Advances (together with all accrued and unpaid interest thereon and related costs and expenses) and terminate the Availability and this Agreement on not less than 30 calendar days’ written notice to the Lender and the Borrower shall not be required to pay the prepayment premiums and/or fees set forth in Section 4.01(a) hereof in connection with such prepayment.

2.10         Maximum Interest, Controlling Agreement.

(a)           The contracted for rate of interest set forth in this Agreement without limitation, shall consist of the following:  (i) the Interest Rate, calculated and applied to the Principal Amount in accordance with the provisions of this Agreement; (ii) interest after any Event of Default or due date at the Default Rate, calculated and applied to the amounts due in accordance with the provisions of this Agreement; and (iii) all Additional Sums, if any.  The Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements.

(b)           All fees, charges, goods, things in action or any other sums or things of value (other than amounts described in clauses (i) and (ii) of the immediately previous paragraph), paid or payable by the Borrower (collectively, the “Additional Sums”), whether pursuant to the Note, this Agreement or any other Credit Document, or otherwise with respect to this Agreement, that under any applicable law may be deemed to be interest with respect to the transactions described in this Agreement, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to transactions described in this Agreement, shall be payable by the Borrower as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and “contracted for rate of interest” of the transactions described in this Agreement shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

(c)           It is the intent of the parties to comply with the usury law (“Applicable Usury Law”) applicable pursuant to the terms of the preceding paragraph or such other usury law which is applicable if the law chosen by the parties is not applicable.  Accordingly, it is agreed that notwithstanding any provisions to the contrary in the Credit Documents, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall the Credit Documents or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law.  In the event (i) any such excess of interest otherwise would be contracted for, charged or received from the Borrower or otherwise in connection with the Advances made pursuant to this Agreement, or (ii) the maturity of the Obligations evidenced by the Credit Documents is accelerated in whole or in part, or (iii) all or part of the principal or interest of the Credit Documents shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received in connection with the Advances made pursuant to this Agreement, would exceed the maximum contract rate permitted by the Applicable Usury Law, then in any such event (1) the provisions of this paragraph shall govern and control, (2) neither the Borrower nor any other Person now or hereafter liable for the payment thereof will be obligated to pay the amount of such interest to the extent that it is in excess of the maximum contract rate permitted by the Applicable Usury Law, (3) all such excess which may have been collected shall be either applied as a credit against the then Principal Amount or refunded to the Borrower, at the Lender’s option, and (4) the effective rate of interest will be automatically reduced to the maximum amount of interest permitted by the Applicable Usury Law.  It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law; (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the maximum contract rate permitted by the Applicable Usury Law shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the Availability, all interest at any time contracted for, charged or received from the Borrower or otherwise in connection with Advances made pursuant to this Agreement; and (y) in the event that the effective rate of interest on the Principal Amount should at any time exceed the maximum contract rate allowed under the Applicable Usury Law, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to the Lender from time to time, if and when the effective interest rate otherwise falls below the maximum amount permitted by the Applicable Usury Law, to the extent that interest paid to the date of calculation does not exceed the maximum contract rate permitted by the Applicable Usury Law, until the entire amount of interest which would have otherwise been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full.  The Borrower further agrees that should the maximum contract rate permitted by the Applicable Usury Law be increased at any time hereafter because of a change in the law, then to the extent not prohibited by the Applicable Usury Law, such increases shall apply to interest accruing on all Obligations on or after the effective date of any such change in the law; but, again to the extent not prohibited by the Applicable Usury Law, should the maximum contract rate permitted by the Applicable Usury Law be decreased because of a change in the law, such decreases shall not apply to the Obligations with respect to interest accruing prior to the effective date of any such change in the law.

2.11         Late Charge.  If payments of principal and/or interest, Fees or other amounts due under this Agreement or any other Credit Document are not timely made and remain overdue for a period of ten (10) days, the Borrower, without notice or demand by the Lender, shall promptly pay an amount equal to five percent (5.0%) of each such delinquent payment per day (i.e., five percent (5.0%) multiplied 1/360) (except for the failure to pay the Obligations on the Termination Date, with respect to which the Borrower, without notice or demand by the Lender, shall promptly pay an amount equal to five percent (5.0%) of each such delinquent payment).

2.12         Capital Adequacy.

(a)           In the event that the Lender shall have determined that after the Effective Date, any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (for purposes of this Section 2.12, the term “Lender” shall include the Lender and any corporation or bank Controlling the Lender) and the office or branch where the Lender (as so defined) makes or maintains the Advance with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then, from time to time, within fifteen (15) days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate such the Lender for such reduction, in each event consistent with how the Lender is treating other similarly situated borrowers and facilities.

(b)           Notwithstanding the provisions of Section 2.12(a), the Borrower shall not be liable for any such amounts set forth above which were incurred more than 180 days prior to the Lender’s notice to the Borrower requesting payment of such additional amounts.  The protection of this Section 2.12 shall be available to the Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.  Notwithstanding anything contained in this Agreement to the contrary, if the Lender makes a demand for payment pursuant to the terms of this Section 2.12, the Borrower shall have the right, solely for such reason, to prepay in full the Principal Amount of all Advances (together with all accrued and unpaid interest thereon and related costs and expenses) and terminate this Agreement on not less than five (5) calendar days’ written notice to the Lender and the Borrower shall not be required to pay the any Prepayment Fee in connection with such prepayment.

(c)           A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate the Lender with respect to Section 2.12(a) hereof when delivered to the Borrower shall be conclusive absent manifest error.

2.13         First Extension Option.  The Borrower may request that the Lender extend the Termination Date to July 30, 2016, such extension request shall be granted to the Borrower upon the satisfaction of the following conditions:

(a)           The Borrower shall have delivered to the Lender a written request to extend the term of this Agreement not earlier than April 30, 2015 and not later than June 30, 2015;

(b)           The Borrower shall have delivered to the Lender an extension fee equal to one-quarter of one percent (0.25%) of the Principal Amount as of the Termination Date, on or before the Termination Date;

(c)           No Default or Event of Default shall have occurred and shall be continuing at the time the Lender receives the Borrower’s written request for the extension nor on July 30, 2015;

(d)           All representations and warranties under this Agreement (including, without limitation, the representation in Section 6.19) and the other Credit Documents shall be true and correct in all material respects as of July 30, 2015, except to the extent that the Lender accepted exceptions to such representations and warranties at the time that the applicable Eligible Loan was added to the Eligible Loan Pool or accepts such exception at the time of the extension;

(e)           The Borrower shall prepay, on or before the succeeding Termination Date, so much of the outstanding principal balance of each Eligible Loan as is necessary such that the Allocated Loan Amount related to each such Eligible Loan after such prepayment shall be equal to the product of (i) the Advance Rate for such Eligible Loan and (ii) the Asset Value of such Eligible Loan based on a then-current as-is appraised value as determined by an updated Appraisal thereof;

(f)            The Borrower shall pay, on or before the succeeding Termination Date, any amount necessary pursuant to Section 2.07(c) to meet the Targeted Repayment Schedule of any Eligible Loan having a Targeted Repayment Schedule requiring such payments on or before the succeeding Termination Date; provided, however, that the Borrower shall not be required to pay any Prepayment Fee (other than actual, out of pocket LIBOR breakage costs, if any, as a result of such payment being made other than on a Payment Date) with respect to amounts prepaid pursuant to this clause (f);

(g)           The Borrower shall execute any agreements, documents or amendments to the Credit Documents reasonably requested by the Lender to document such extension (which amendments shall not change the terms of this Agreement other than to extend the term hereof); and

(h)           The Borrower shall pay all costs and expenses incurred by the Lender in connection with such extension of this Agreement, including the Lender’s reasonable attorneys’ fees.

2.14         Second Extension Option.  Provided that the Borrower duly extended the Termination Date pursuant to, and in accordance with, the terms and conditions Section 2.13, the Borrower may request that the Lender further extend the Termination Date to July 30, 2017, such extension request shall be granted to the Borrower upon the satisfaction of the following conditions:

(a)           The Borrower shall have delivered to the Lender a written request to extend the term of this Agreement not earlier than April 30, 2016 and not later than June 30, 2016;

(b)           The Borrower shall have delivered to the Lender an extension fee equal to one-half of one percent (0.50%) of the Principal Amount as of July 30, 2016, on or before the Termination Date;

(c)           No Default or Event of Default shall have occurred and shall be continuing at the time the Lender receives the Borrower’s written request for the extension nor on July 30, 2016;

(d)           All representations and warranties under this Agreement (including, without limitation, the representation in Section 6.19) and the other Credit Documents shall be true and correct in all material respects as of July 30, 2016, except to the extent that the Lender accepted exceptions to such representations and warranties at the time that the applicable Eligible Loan was added to the Eligible Loan Pool or accepts such exception at the time of the extension;

(e)           [intentionally omitted];

(f)            The Borrower shall pay, on or before the succeeding Termination Date, any amount necessary pursuant to Section 2.07(c) to meet the Targeted Repayment Schedule of any Eligible Loan having a Targeted Repayment Schedule requiring such payments on or before the succeeding Termination Date; provided, however, that the Borrower shall not be required to pay any Prepayment Fee (other than actual, out of pocket LIBOR breakage costs, if any, as a result of such payment being made other than on a Payment Date) with respect to amounts prepaid pursuant to this clause (f);

(g)           The Borrower shall execute any agreements, documents or amendments to the Credit Documents reasonably requested by the Lender to document such extension (which amendments shall not change the terms of this Agreement other than to extend the term hereof); and

(h)           The Borrower shall pay all costs and expenses incurred by the Lender in connection with such extension of this Agreement, including the Lender’s reasonable attorneys’ fees.

2.15         Third Extension Option.  Provided that the Borrower duly extended the Termination Date pursuant to, and in accordance with, the terms and conditions Sections 2.13 and 2.14, the Borrower may request that the Lender further extend the Termination Date to July 30, 2018, such extension request shall be granted to the Borrower upon the satisfaction of the following conditions:

(a)           The Borrower shall have delivered to the Lender a written request to extend the term of this Agreement not earlier than April 30, 2017 and not later than June 30, 2017;

(b)           The Borrower shall have delivered to the Lender an extension fee equal to one-half of one percent (0.50%) of the Principal Amount as of July 30, 2017, on or before the Termination Date;

(c)           No Default or Event of Default shall have occurred and shall be continuing at the time the Lender receives the Borrower’s written request for the extension nor on July 30, 2017;

(d)           All representations and warranties under this Agreement (including, without limitation, the representation in Section 6.19) and the other Credit Documents shall be true and correct in all material respects as of July 30, 2017, except to the extent that the Lender accepted exceptions to such representations and warranties at the time that the applicable Eligible Loan was added to the Eligible Loan Pool or accepts such exception at the time of the extension;

(e)           The Borrower shall prepay, on or before the succeeding Termination Date, so much of the outstanding principal balance of each Eligible Loan as is necessary such that the Allocated Loan Amount related to each such Eligible Loan after such prepayment shall be equal to the product of (i) the Advance Rate for such Eligible Loan and (ii) the Asset Value of such Eligible Loan based on a then-current as-is appraised value as determined by an updated Appraisal thereof;

(f)            The Borrower shall pay, on or before the succeeding Termination Date, any amount necessary pursuant to Section 2.07(c) to meet the Targeted Repayment Schedule of any Eligible Loan having a Targeted Repayment Schedule requiring such payments on or before the succeeding Termination Date; provided, however, that the Borrower shall not be required to pay any Prepayment Fee (other than actual, out of pocket LIBOR breakage costs, if any, as a result of such payment being made other than on a Payment Date) with respect to amounts prepaid pursuant to this clause (f);

(g)           The Borrower shall execute any agreements, documents or amendments to the Credit Documents reasonably requested by the Lender to document such extension (which amendments shall not change the terms of this Agreement other than to extend the term hereof); and

(h)           The Borrower shall pay all costs and expenses incurred by the Lender in connection with such extension of this Agreement, including the Lender’s reasonable attorneys’ fees.

2.16         No Advances During Extension Terms.   Notwithstanding anything to the contrary contained in this Agreement, there shall be no Advances or re-borrowings made during any Extension Term.

Section 3.               Fees.

3.01         Fees.

(a)           On the Effective Date, the Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”) in an amount equal to one percent (1.0%) of the Maximum Availability, which shall be deemed earned by the Lender ratably over the initial term of this Agreement.  The Borrower acknowledges that the aggregate Commitment Fee is $400,000.00.

(b)           On each Payment Date commencing with the Payment Date occurring in October 2012, the Borrower shall pay to the Lender a non-utilization fee (the “Non-Utilization Fee”) in an amount equal to (i) one quarter of one percent (0.25%) of the sum of (A) the Availability as of such Payment Date less (B) any Release Amount, if any, paid to Lender pursuant to Section 4.03(a) within the last forty-five (45) days, divided by (ii) 360, and multiplied by (iii) the actual number of days occurring in the applicable Interest Period.

(c)           The Borrower shall pay, from time to time, such other fees as are due and payable to the Lender hereunder.

Section 4.               Prepayments; Payments.

4.01         Terminating Prepayment.

(a)           The Borrower shall have the right to terminate this Agreement and any remaining Availability hereunder, at any time by prepaying in full the Principal Amount of all Advances in whole but not in part on the following terms and conditions: (i) the Borrower shall give the Lender at its Office a Prepayment Termination Notice not later than 5:00 p.m. (New York City time) on a Business Day that is at least fifteen (15) calendar days prior to the Prepayment Termination Date (except as otherwise stated in this Agreement) but is not more than ninety (90) calendar days prior to the date of such prepayment, and (ii) on the Prepayment Termination Date, the Borrower pays (A) all interest accrued and unpaid on the Principal Amount being prepaid to and including the Prepayment Termination Date; (B) all other sums due under this Agreement, any Note, the Obligations and the other Credit Documents; (C) the Principal Amount of all Advances; and (D) any applicable Prepayment Fee.  Payments made under Section 2.08(b) shall not be deemed prepayments for purposes of this Section 4.01.

(b)           If the Lender withholds or delays its consent to a Transfer proposed in good faith (i.e., not solely to avoid the payment of a Prepayment Fee) to a Person other than a Prohibited Person, the Borrower may at its option thereafter make a terminating prepayment in accordance with Section 4.01(a) (provided that the Borrower shall not be required to pay any Prepayment Fee or other fees to the Lender).

(c)           If any Prepayment Termination Notice is given, such prepayment shall be due and payable on the Prepayment Termination Date unless the Borrower, no later than one (1)

Business Day prior to such Prepayment Termination Date, revokes such Prepayment Termination Notice in writing to the Lender, upon which time a new Prepayment Termination Notice will be required. The Lender shall not be obligated to accept any prepayment unless it is accompanied by the Prepayment Fee due in connection therewith, subject to the proviso in the preceding Section 4.01(b).

(d)           After receipt of a Prepayment Termination Notice, the Lender may in its sole and absolute discretion, declare all of the Obligations immediately due and payable on the Prepayment Termination Date and any remaining Availability hereunder immediately terminated.

(e)           If, in connection with a voluntary prepayment in accordance with this Section 4.01, the Borrower does not pay and perform all Obligations, including, without limitation, payment of all sums due under this Section 4.01, on the Prepayment Termination Date, and provided the Lender has not declared all of the Obligations immediately due and payable as provided above, the Borrower may subsequently prepay the Principal Amount of all Advances and all other sums due under this Agreement and each of the other Credit Documents in accordance with the terms of this Section 4.01 only upon delivering to the Lender a new Prepayment Termination Notice and complying with all of the terms of this Section 4.01.  Notwithstanding the delivery of a Prepayment Termination Notice, all of the provisions of the Credit Documents shall continue to be fully operative until all of the Obligations have been fully performed and indefeasibly paid in cash in full.

(f)            Upon prepayment as provided in this Section 4.01, such prepayment shall be permanent and this Agreement (except for those provisions which expressly survive) shall be automatically terminated and be null and void.

4.02         Mandatory Prepayments.

(a)           The Borrower shall be required to prepay the outstanding principal balance of (and all accrued and unpaid interest on) any Advance (such prepayment, a “Mandatory Prepayment”) with respect to an Eligible Loan, without notice or demand of any kind to the Borrower, within four (4) Business Days (except in the case of (iii) below, in which event the time frame shall be determined in accordance with the sections references therein) of the applicable event set forth below, as follows:

(i)            After a payment default or other material default on the part of the Underlying Obligor with respect to such Eligible Loan has continued uncured for a period of more than forty-five (45) days (provided, however, that Borrower will be considered to have made a Mandatory Prepayment regardless of whether it makes the repayment before or promptly after the close of the forty-five (45) day period); or

(ii)           After a voluntary or involuntary bankruptcy petition is filed with respect to any Underlying Obligor of the Eligible Loan and, in the case of an involuntary bankruptcy petition, is not withdrawn, discharged, stayed or dismissed within ninety (90) days after it is filed.

(b)           The Borrower shall be required to immediately prepay the entire Principal Amount upon either (i) the occurrence of an Event of Default, or (ii) the Termination Date.

(c)           Notwithstanding anything to the contrary hereunder, neither (i) an event of default under any Eligible Loan pledged as security for an Advance, nor (ii) any breach by the Borrower or the Guarantor of (A) any representation or warranty under this Agreement or any of the other Credit Documents (other than an intentional misstatement or misrepresentation which induces Lender to include an Asset as an Eligible Loan) and which shall remain un-remedied for forty-five (45) days or (B) any covenant of the Borrower or the Guarantor under this Agreement or any of the other Credit Documents which shall remain un-remedied for forty-five (45) days, that in each case can in effect be “cured” by removal of one or more Eligible Loans from the Eligible Loan Pool shall in and of itself be deemed to constitute a Default under this Agreement.

4.03         Voluntary Release of Whole Loans; Property Releases.

(a)           So long as no Event of Default has occurred and is continuing or would result therefrom, upon the Borrower’s delivery to the Lender of a Release Request for any Eligible Loan, and the payment of the Release Amount to the Lender, the Lender shall, at the Borrower’s cost and expense, within three (3) Business Days (or such shorter time period as is practicable and reasonably necessary) after the receipt of such request, deliver or request that the Custodian deliver to the Borrower in accordance with the terms of this Agreement or the Custodial Agreement (i) the Collateral Documents pertaining thereto and (ii) a Lender prepared release, satisfaction, discharge and/or termination agreements or similar instruments or filings relating to the Eligible Loan or released Mortgaged Property, in form and substance satisfactory to the Borrower.

(b)           Notwithstanding anything to the contrary hereunder, the Borrower shall not be entitled to tender the Release Amount for any Eligible Loan that is a performing Eligible Loan, and the Lender shall not be obligated to release any such Eligible Loan, if the Borrower either (i) has declared an event of default under any Eligible Loan, (ii) is otherwise aware of a material event of default or material imminent event of default under any Eligible Loan, or (iii) in good faith believes there is an event of default or imminent event of default under any Eligible Loan (an Eligible Loan described in (i), (ii), or (iii), a “Distressed Loan”), unless, prior to or simultaneously with the release of the performing Eligible Loan, the Borrower shall have obtained the release of the Distressed Loan pursuant to and in accordance with the terms and conditions of this Agreement.

(c)           Notwithstanding anything to the contrary in this Agreement, in any of the other Credit Documents or otherwise, under no circumstance shall the Lender be obligated to release all or any portion of any Eligible Loan in which it has an interest for an amount less than the Release Amount applicable to such Eligible Loan or other Asset.

(d)           If any Eligible Loan provides by its terms for either (i) the release of a portion of the Mortgaged Property (such as a condo unit) or (ii) the release of one or more, but fewer than all of the Mortgaged Properties securing such Eligible Loan, then upon the Borrower’s delivery to the Lender of a Release Request for such Mortgaged Property or portion thereof, and the payment to the Lender or deposit into the Collection Account of the portion of the amount paid by the Underlying Obligor that is then payable to the Lender in accordance with the agreement between the Borrower and the Lender entered into at the time that the applicable Eligible Loan was added to the Eligible Loan Pool, the Lender shall, at the Borrower’s cost and expense, within three (3) Business Days (or such shorter time period as is practicable and reasonably necessary) after the receipt of such request, deliver and/or request that the Custodian deliver to the Borrower in accordance with the terms of the Custodial Agreement such documentation as is necessary to evidence the release by the Lender of its interest in the applicable Mortgaged Property or portion thereof, any documents in the Collateral Documents that relate solely to the released Mortgaged Property or portion thereof, and any other documentation requested by the Borrower to evidence the partial repayment of the Allocated Loan Amount of such Eligible Loan.

4.04         Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement, the Note and the other Credit Documents shall be made to the Lender on the date when due and shall be made in Dollars in immediately available funds.  Whenever any payment to be made hereunder or under the Note or under any other Credit Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest, fees and penalties shall be payable at the rate otherwise applicable.  Any payments made by the Borrower hereunder or  under the Note shall be made without offset or counterclaim, in Dollars, in immediately available funds to such account as may be indicated in writing by the Lender to the Borrower from time to time.  Any such payment received after 3:00 p.m. New York City time on the date when due shall be deemed received on the following Business Day.

4.05         Net Payments.  The Borrower’s payment obligations hereunder and under the Note are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the Lender.  Promptly upon (and in no event later than ten (10) days following) notice from the Lender to the Borrower, the Borrower agrees to pay, prior to the date on which penalties attach thereto, all present and future stamp and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of an Advance and/or the recording, registration, notarization or other formalization of an Advance or the execution and delivery or otherwise with respect to this Agreement or the other Credit Documents and/or any payments of principal, interest or other amounts made on or in respect of an Advance (all such taxes levies, costs and charges being herein collectively called “Taxes”); provided, however, that Taxes shall not include taxes imposed on or measured by the overall net income or receipts of the Lender (or any assignee or participant) by the United States of America or any political subdivision or taxing authority thereof or therein, or any taxes required to be withheld from payments made to the Lender (or any assignee or participant) by the United States of America or any political subdivision or taxing authority thereof or therein and provided further that if such Taxes may be avoided by the full and final prepayment of the Advances, the Borrower may do so without premium or penalty, but with accrued interest on amounts prepaid.  Promptly (and in no event later than ten (10) days) after the date on which payment of any such Tax is due pursuant to applicable law, the Borrower will, at the request of the Lender, furnish to the Lender evidence, in form and substance satisfactory to the Lender, that the Borrower has met its obligation under this Section 4.05.  The Borrower agrees to indemnify the Lender against, and reimburse the Lender on demand for, any Taxes, as reasonably determined by the Lender in good faith. The Lender shall provide the Borrower with appropriate receipts for any payments or reimbursements made by the Borrower pursuant to this Section 4.05.  In the event that liability for any Taxes could be reduced or avoided by the Lender (or any assignee or participant) furnishing any information to the Borrower, the Lender (or the applicable assignee or participant) shall furnish such information in a timely manner to the Borrower, and if it fails to do so, the Borrower shall be entitled to set off the amount of Taxes that would otherwise not have been payable against amounts payable to the Lender (or the applicable assignee or participant).

4.06         Full Recourse.  The duties, liabilities and obligations of the Borrower contained in this Agreement and the duties, liabilities and obligations of the Borrower contained in any of the other Credit Documents shall be fully recourse to the Borrower and shall be fully enforceable by the Lender against the Borrower.

Section 5.               Conditions Precedent and Grant of Security Interest.  The willingness of the Lender to consider making any Advance (which at all times shall be at the Lender’s sole and absolute discretion) to the Borrower is subject, at the time the Lender considers making such Advance and, if made, at the time of the making of each such Advance (except as hereinafter indicated), to the satisfaction of the following conditions:

5.01         Execution of Agreement and other Credit Documents.  On or prior to the date any Advance is made, including the Initial Borrowing Date, (i) the Credit Documents, including the Note, shall have been executed, (ii) and there shall have been delivered to the Lender all Credit Documents not otherwise described in this Section 5 by the Persons required to execute such Credit Documents.

5.02         No Default; Representations and Warranties.  At the time of the making of each Advance and also after giving effect thereto (i) there shall exist no Event of Default, and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Advance, except to the extent of changes approved by the Lender.

5.03         Request for Advance.  Prior to the making of each Advance, the Lender shall have received a Request for Advance with respect thereto meeting the requirements of Section 2.03(a).

5.04         Opinions of Counsel.  On the Effective Date, the Lender shall have received from outside counsel (who shall be reasonably satisfactory to the Lender) for the Borrower and the Guarantor an opinion addressed to the Lender and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Lender may reasonably request.

5.05         Diligence.  The Lender shall have satisfactorily completed its due diligence review, determined solely by the Lender in its absolute discretion of (a) the Borrower’s and the Guarantor’s operations, business, financial condition and underwriting policies relating to the acquisition and/or management and/or servicing and/or operation of Eligible Loans and (b) reviewed and found acceptable the Eligible Loan(s) that the Borrower described in the related Asset Review Request.

5.06         Documents; Proceedings.

(a)           On or before the Effective Date, the Lender shall have received certificate(s), dated as of the Effective Date, signed by the manager or other authorized officer of the Borrower and the Guarantor, in form and substance satisfactory to the Lender, together, with copies of the formation and organization documents of the Borrower as required by the Lender, and copies of the formation and organization documents of the Guarantor as required by the Lender, the resolutions of the Borrower and the Guarantor referred to in such certificate(s), a good-standing certificate (dated a recent date acceptable to the Lender) from the Secretary of State of the jurisdiction of organization of the Borrower and the Guarantor  and certificates of status with respect to the Borrower and the Guarantor (dated a recent date acceptable to the Lender) issued by the Secretary of State of each state in which the Borrower’s and the Guarantor’s failure to be duly qualified or licensed would have a Material Adverse Effect, indicating that it is in good standing.

(b)           All organizational and legal proceedings and all instruments and agreements in connection with the transactions contemplated in this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received all information and copies of all documents and papers, including records of organizational proceedings and governmental approvals, if any, which the Lender reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper organizational authorities.

5.07         Financial Statements.  Subject to Section 7.01(b), on or prior to the Effective Date, the Lender shall have received a then current opening balance sheet of the Borrower and the Guarantor as of the beginning of the current calendar quarter, as required by the Lender, and prepared in accordance with then current GAAP.  The requirement to deliver financial statements with respect to Guarantor shall be deemed satisfied at such time as such financial statements are publicly posted on the official website of REIT or appropriately filed with the U.S. Securities and Exchange Commission.  To the extent that Borrower provides any models or projections, it is understood that such models or projections shall not be prepared in accordance with GAAP.

5.08         Credit Reports.  The Lender shall have received such credit reports regarding the Borrower and the Guarantor as the Lender shall require. The Lender may, in its discretion, procure a credit report on the Borrower and the Guarantor in form and substance acceptable to the Lender in the Lender’s sole and absolute discretion. The Lender may make such inquiries as described above as the Lender deems necessary or appropriate, in its sole and absolute discretion, to the extent allowed by law, both prior to and after the Effective Date.

5.09         Security Interest.

(a)           As security for the payment and performance of the Obligations, the Borrower hereby grants a security interest to the Lender, in and to all of the Borrower’s right, title and interest, whether now existing or hereafter arising and wheresoever located, in and to all assets of Borrower, including, without limitation, the following (collectively, the “Collateral”):

(i)            All Eligible Loans (and related Collateral Documents), including all rights to payments and prepayments of principal, interest, penalties and other sums due or to become due on each Eligible Loan, insurance policies and the proceeds thereof of any kind and condemnation proceeds in connection with each Eligible Loan;

(ii)           All other personal property, contract rights (including, without limitation, under any intercreditor and co-lender agreement relating to any Eligible Loan), servicing agreements, servicing rights and servicing fees and income or other proceeds, amounts and payments payable to the Borrower as compensation or reimbursement relating to Eligible Loans, all other reserves, accounts, payments, intangibles and general intangibles of every kind relating to Eligible Loans, including, without limitation, any interest of the Borrower in (1) any fire, casualty or hazard insurance policies and the proceeds thereof, (2) any awards made by any public body or decreed by any court for a taking or for degradation of value in any eminent domain proceeding as the same relate to an Eligible Loan, (3) any agreements relating to the acquisition by the Borrower of any Eligible Loan, and (4) any funded reserves of any kind and for any purpose.

(iii)          All escrow accounts (other than accounts maintained by the Borrower for the benefit of third parties), documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by  the Borrower or any other person or entity with respect to an Eligible Loan, including the Collateral Documents for each Eligible Loan and any other instruments necessary to document or service an Eligible Loan;

(iv)          All now existing or hereafter arising deposit accounts (including the Collection Account) maintained in the Borrower’s name with the Lender, and any and all funds at any time deposited or held therein;

(v)           The servicer account described in the Servicing Agreement and maintained with the Servicer (the “Servicer Account”) and all other accounts maintained with the Servicer relating to the Eligible Loans (including, without limitation, escrow and reserve accounts); and any and all funds at any time deposited or held therein;

(vi)          All cash, whether now existing or acquired after the Effective Date, delivered to, or otherwise in the possession of the Lender, or its respective agents, bailees or custodians, in each case in accordance with the terms of this Agreement (provided, however, that with respect to funds held by the Borrower in trust or escrow for any other Person with the Lender, only the Borrower’s interest in earnings on such funds shall be Collateral) or designated on the books and records of the Borrower as assigned and pledged to the Lender;

(vii)         All accounts, general intangibles, including without limitation, payment intangibles (collectively, the “Receivables”), and investment property related to Eligible Loans; and

(viii)        All proceeds (including related securitization proceeds) of all of the foregoing.

(b)           As long as any Availability is outstanding or there remains any Obligation to be paid or performed under this Agreement or under any other Credit Document, the Borrower shall preserve and maintain, at its chief executive office or principal place of business, or in a regional office or offsite storage facility reasonably acceptable to the Lender, or in the office of the Servicer or a computer service bureau engaged by the Servicer or Borrower and approved by the Lender, and, reasonably promptly following written request make available to the Lender, the originals, or copies in any case where the originals have been delivered to the Lender or the Custodian, of all Collateral Documents relating to, or part of, the Eligible Loans, and other and all related documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Eligible Loans.

(c)           Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Borrower shall remain liable under each item of the Collateral granted by it, to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms thereof and any other agreement giving rise thereto, and in accordance with and pursuant to the terms and provisions thereof.  Whether or not the Lender has exercised any rights in any of the Collateral, the Lender shall have no obligation or liability (except for liabilities arising out of the gross negligence or willful misconduct of the Lender) under any of the Collateral (or any agreement giving rise thereto) by reason of or arising out of this Agreement or any other Credit Document or the receipt by the Lender of any payment relating thereto, nor shall the Lender be obligated in any manner to perform any of the obligations of the Borrower under or pursuant to any of the Collateral (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any of the Collateral (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(d)           The Borrower authorizes the Lender to file financing statements to perfect and continue the Lender’s security interest in the Collateral.  The Borrower shall execute, and cooperate with the Lender in obtaining from third parties, control agreements in form reasonably satisfactory to the Lender with respect to the Collateral consisting of investment property, deposit accounts, letter-of-credit rights, and electronic chattel paper (each within the meaning of the UCC). The Lender acknowledges that the Lender shall not issue instructions as to the disposition of any Collateral subject to such control agreements except pursuant to the exercise of remedies hereunder while an Event of Default has occurred and is continuing.

(e)                                  This Agreement constitutes an authenticated record which authorizes the Lender to file such financing statements as the Lender determines as appropriate to perfect or protect the security interests created by this Agreement and any other Credit Document.

5.10                           No Material Adverse Effect.  No Material Adverse Effect shall have occurred and be continuing.

5.11                           No Existing Indebtedness or Liens.  Prior to the making of any Advance, no Liens (other than Liens being satisfied with the proceeds of the applicable Advance or Liens bonded over or which have funds, in amounts reasonably acceptable to the Lender, reserved with Lender to satisfy the same) shall encumber any Eligible Loans held or to be held by the Borrower, other than Liens in favor of the Lender and those expressly approved of by the Lender in writing (including those Liens permitted under any of the Credit Documents), and the Borrower shall have delivered evidence reasonably satisfactory to the Lender that any and all other pledges, security agreements and mortgages in respect thereof have been released or will be released by the payment of all or a portion of the proceeds of such Advance.

5.12                           Delivery of the Collateral.  Prior to the making of any requested Advance, the Custodian, or other bailee acceptable to the Lender in its sole and absolute discretion, shall have received or taken control and possession, and, unless waived by the Lender pursuant to terms agreed to by the Lender, the Custodian or other acceptable bailee shall have certified such receipt, control and possession to the Lender by delivery (a) of Custodial Certification (delivered electronically), in the case of the Custodian, in accordance with Section 2.03(b), or (b) a bailee agreement (or similar document) in form and substance satisfactory to the Lender, in the case of a bailee, and the Collateral Documents relating to the Assets pledged and mortgaged to secure such Advance.  The Borrower acknowledges and agrees that the Collateral which is pledged and mortgaged to secure any one Advance secures all Advances, whether previously made or in the future made.

5.13                           Fees and Expenses.  Prior to the making of an Advance, or upon receipt of invoices from the Lender, the Borrower shall have paid all Fees then due and payable to the Lender.  The Borrower shall also pay all of the Lender’s reasonable and customary out-of-pocket legal, custodial (to the extent not included in the definition of Fees) and third-party consultant and paying agent expenses in connection with the due diligence and documentation of Assets proposed to be Eligible Loans hereunder, on the earlier of (a) on or prior to the Initial Borrowing Date of the applicable Eligible Loan, if the Lender accepts the applicable Asset as an Eligible Loan hereunder, or (b) within ten (10) days after the Lender rejects the applicable Asset for inclusion as an Eligible Loan; provided, however, that such expenses shall not exceed, for each Asset, $5,000.00 and (to the extent any existing Appraisal is not satisfactory) the cost of any applicable Appraisal.

5.14                           No Litigation.  There shall be no judgment, order, injunction or other restraint which shall prohibit or impose, and no litigation pending or threatened against or affecting the Borrower, which, in the reasonable opinion of the Lender, would prohibit or result in the imposition of materially adverse conditions upon, the financing contemplated hereby, or otherwise have a Material Adverse Effect.

5.15                           Appraisals.  On or prior to the making of an Advance, the Lender shall have received an Appraisal, issued not earlier than one year prior the date of the Advance, with respect to the Mortgaged Property securing the applicable Asset with respect to which the Advance was requested.

5.16                           Eligible Loans.  At the time each Advance is made, and after giving effect thereto, the Asset against which an Advance has been made and not repaid shall constitute an Eligible Loan.

5.17                           Terminations by Existing Lender.  At the time of each Advance, the Borrower’s existing lender(s), if any, and the holders of any Lien on any Collateral shall have prepared and delivered and authorized the filing of and the Lender, the Custodian or acceptable bailee shall have received either UCC termination statements (or, if acceptable to the Lender, UCC assignments) and other documentation evidencing the termination (or, if acceptable, assignments) of such Liens in the Collateral and the collateral described in any Credit Document.

5.18                           Collection Account.  The Lender has an exclusive, first priority, perfected security interest in the Collection Account and all proceeds thereof.

5.19                           Reserves.  If any Eligible Loan includes any reserve (including, without limitation, any interest reserve or capital improvement reserve), such reserve shall be held at the Servicer.  Interest earned on any such account will be paid in accordance with the applicable Collateral Documents.

Section 6.                                            Representations, Warranties and Agreements.  In order to induce the Lender to enter into this Agreement and to consider making Advances, in its sole and absolute discretion, the Borrower makes the following representations, warranties and agreements as of the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Note and the making of any Advances (with the execution and delivery of this Agreement and the making of each Advance thereafter being deemed to constitute a representation and warranty that the matters as specified in this Section 6 are true and correct in all material respects on and as of the Effective Date and as of the date of such Advance, unless stated to relate to a specific earlier date):

6.01                           Status.  The Borrower (a) is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified and in good standing in each jurisdiction where the failure to be duly qualified or licensed would have a Material Adverse Effect.

6.02                           Power and Authority.  The Borrower has the power to execute, deliver and perform the terms and provisions of each of the Credit Documents and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Credit Documents to be executed by it.  The Borrower has duly executed and delivered each of the Credit Documents executed by it, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law.

6.03                           No Violation.  Neither the execution, delivery or performance by the Borrower of the Credit Documents executed by it, nor compliance by it with the terms and provisions thereof, (i) will contravene in any material respect any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than a Lien permitted pursuant to Section 8.01 upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which the Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of any of Borrower’s organizational documents.

6.04                           Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the Effective Date and except for UCC-3 continuation statements), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document executed by Borrower, or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

6.05                           Financial Statements; Financial Condition; Undisclosed Liabilities; etc.

(a)                                  The financial statements of the Borrower furnished to the Lender prior to the Effective Date presents fairly the financial condition of the Borrower at the date of such financial statements.  Such financial statements have been prepared in accordance with GAAP, except with respect to models or projections provided, if any.  Since the date of such financial statements there has not been any Material Adverse Effect.

(b)                                 Except as fully reflected on the financial statements referred to in Section 6.05(a), there will be as of the Effective Date no liabilities or obligations with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would have a Material Adverse Effect.  Except as set forth in Schedule 6.05(b), as of the Effective Date the Borrower does not know of any basis for the assertion against the Borrower of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements referred to in Section 6.05(a) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.06                           Litigation.  There are no actions, suits or proceedings pending or threatened of which the Borrower is aware (i) with respect to any Credit Document executed by it or (ii) that could reasonably be expected to have a Material Adverse Effect.

6.07                           True and Complete Disclosure.  No factual information (taken as a whole) heretofore or contemporaneously furnished in writing by or on behalf of the Borrower and the Guarantor to the Lender for purposes of or in connection with this Agreement or the other Credit Documents (including, without limitation, all information contained in any of the Credit Documents) contains, and no factual information (taken as a whole) hereafter furnished in writing by or on behalf of the Borrower or the Guarantor to the Lender pursuant to the terms of the Credit Documents will contain, any untrue statement of a material fact as of the date as of which such information is dated or certified or, to the knowledge of the Borrower and the Guarantor, omits to state a material fact necessary to make such information (taken as a whole) not misleading in any material respect in light of the circumstances under which such information was provided.

6.08                           Use of Proceeds; Margin Regulations.  All proceeds of each Advance will be used by the Borrower for the financing of the Borrower’s lending business; provided, however, that no part of the proceeds of any Advance will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

6.09                           Tax Returns and Payments.  Each of the Borrower and the Guarantor has filed all tax returns required to be filed by it and has paid all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. Each of the Borrower and the Guarantor has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower or the Guarantor, as the case may be) for the payment of all federal, state and foreign income taxes applicable for all applicable prior fiscal years and for the current fiscal year to the Effective Date.

6.10                           Compliance with ERISA.  Each Plan, if any, is in substantial compliance with ERISA and the Code, except to the extent any noncompliance could not reasonably expected to have a Material Adverse Effect; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization, no Plan has an Unfunded Current Liability that could reasonably be expected to result in the imposition of a Lien under the Code or ERISA on the assets of the Borrower, and no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; neither the Borrower nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or expects to incur any material liability having a Material Adverse Effect under any of the foregoing sections of ERISA and the Code on account of the termination of, participation in or contributions to any such Plan; no proceedings have been instituted to terminate any Plan other than in a standard termination under ERISA; no condition exists which presents a material risk to the Borrower or any ERISA Affiliate of incurring a material liability having a Material Adverse Effect to or on account of a Plan pursuant to the foregoing sections of ERISA and the Code; no Lien imposed under the Code or ERISA on the assets of the Borrower exists or is likely to arise on account of any Plan; and the

Borrower may terminate contributions to any other employee benefit plans maintained by it without incurring any material liability having a Material Adverse Effect to any Person interested therein.  Notwithstanding the foregoing, neither Borrower nor Guarantor sponsors or is required to contribute to a Plan, which is subject to minimum funding requirements under the Code and ERISA.

6.11                           Compliance with Statutes, etc.  The Borrower is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as would not (i) in the aggregate, have a Material Adverse Effect, and (ii) affect in any respect the validity or enforceability of any Credit Document executed by it or the Lender’s rights in the Collateral or in the collateral described in any Credit Document.

6.12                           Investment Company Act.  The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.13                           No Burdensome Agreement.  The Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or organizational restriction which by its terms would have a Material Adverse Effect.

6.14                           Security Interests.  This Agreement and the other Credit Documents create, as security for the Obligations, valid and enforceable security interests in and Liens on all of the Collateral (and any collateral described in any other Credit Document) in favor of the Lender which are perfected and superior and prior to the rights of all third Persons and subject to no other Liens (other than Liens permitted pursuant to Section 8.01).  The Borrower has, or will have at the time of pledge thereof, good and marketable title to all of the Collateral (and any collateral described in any other Credit Document), free and clear of all Liens except those described in the preceding sentence.

6.15                           Registration.  The Borrower currently is, and will be at all times at which any Advance is outstanding hereunder, licensed, registered, approved, qualified or otherwise authorized in good standing to the extent required under applicable law, as a mortgage banker, mortgage broker, real estate broker, servicer of mortgage loans or otherwise in each jurisdiction in which the conduct of its business requires such licensing, registration, approval, qualification or other authorization, including, without limitation, as a licensed mortgage banker in each state in which it originates or acquires any Asset or owns any Asset.

6.16                           Representations Relating to Eligible Loans.

(a)                                  At all times during which an Eligible Loan is pledged as Collateral for Advances hereunder, subject to the Borrower’s rights under Section 4.03, the Eligible Loan will (i) be an Eligible Loan; (ii) be legal, valid and binding obligation of the Underlying Obligor (in the case of a Mortgage Loan or a Senior Participation) or of the third-party mortgagee of the Mortgaged Property (in the case of  a Loan-on-Loan) enforceable in accordance with its terms subject to no offset, defense or counterclaim and obligating such Underlying Obligor or third-

party mortgagee to make the payments specified therein; (iii) be owned by the Borrower and be subject to no Lien or claim whatsoever, either legal or equitable, other than as disclosed to the Lender and those granted to the Lender; and (iv) not be Restructured (as that term is defined in Section 8.05) without the Lender’s consent, except in the ordinary course of the Borrower’s business.

(b)                                 At the time of the pledge of each Eligible Loan, the Borrower will have received with respect to each related Mortgaged Property (i) evidence of a hazard insurance policy for such Mortgaged Property with a standard mortgagee clause in form and substance satisfactory to the Lender and with extended coverage in an amount not less than the lesser of (A) the principal amount of the underlying Mortgage Loan or (B) full replacement value, and (ii) a policy, or other satisfactory evidence, of flood insurance or satisfactory documentation to demonstrate that such Mortgaged Property is not located in a special flood hazard area.  Such documentation will be retained in the Borrower’s files relating to such Eligible Loan.

(c)                                  The Borrower has complied in all material respects with and is not in violation in any material respect of, and will comply in all material respects with and will not be in violation in any material respect of, any law or regulation relating to any Eligible Loan pledged hereunder.

(d)                                 With respect to each Eligible Loan pledged to the Lender, the Borrower has complied (or, if the Asset is a Loan-on-Loan, the borrower under the Loan-on-Loan has complied) in all material respects with, and will comply in all material respects with, or to the Borrower’s knowledge the original lender thereof has complied in all material respects with and will comply in all material respects with, to the extent applicable, (A) all applicable state and federal laws, including but not limited to (i) the Real Estate Settlement Procedures Act of 1974, (ii) the Equal Credit Opportunity Act, (iii) the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System, (iv) any laws requiring persons providing appraisals of property values to be properly licensed, and (v) all other usury, disclosure, consumer credit protection or truth-in-lending laws which may apply, and in each such case with all regulations promulgated in connection therewith as the same may be from time to time amended and will maintain sufficient documentary evidence in its file to substantiate such compliance (including, without limitation, delivery of all necessary disclosure statements) and (B) all of the terms and provisions of such Eligible Loan and of any contractual escrow arrangements applicable thereto.

6.17                           Title to Property.  The Borrower has good and marketable title to all of its property, including the Assets, the value of which is included in the financial statements delivered pursuant hereto, subject to no Liens, encumbrances or claims other than those disclosed on such financial statements or in favor of the Lender or otherwise permitted by the Lender.

6.18                           Fictitious Names, etc.  The Borrower does not operate or do business under any assumed, trade or fictitious name.  The Borrower has not been known as or used any other name (either through merger, consolidation or name change), fictitious name or trade name.  The Borrower’s federal tax identification number and organizational number is set forth on Schedule 6.18.

6.19                           Solvency.  (i) On the Effective Date, (ii) on the date that each Advance is made, and (iii) on the first day of any Extension Term, the Borrower is solvent, generally able to pay its obligations as they become due, has sufficient capital to carry on its business and transactions and all businesses and transactions in which it intends to engage, and the current value of the Borrower’s assets, at fair saleable valuation, exceeds the sum of its liabilities.  The Borrower shall not be rendered insolvent by the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby and the capital remaining in the Borrower is not now and shall not foreseeably become unreasonably small to permit such the Borrower to carry on its business and transactions and all businesses and transactions in which it is about to engage.  The Borrower does not intend to, nor does it reasonably believe it shall, incur debts beyond its ability to repay the same as they mature.

6.20                           No Investigations.  On the Effective Date and on the date that each Advance is made, there are no known material citations, warrants or notices or any investigations from any federal, state or local government concerning Borrower’s business.

Section 7.                                            Affirmative Covenants.  The Borrower covenants and agrees that as of the Effective Date, and thereafter for so long as this Agreement is in effect and until the Availability has terminated, the Note is no longer outstanding and the Advances, together with interest, Fees and all other Obligations, are paid in full:

7.01                           Information Covenants.  The Borrower shall maintain a standard system of accounting in accordance with then current GAAP, and will furnish to the Lender and its duly authorized representatives such information respecting the business and financial condition of the Borrower as the Lender may reasonably request; and without any request, the Borrower shall furnish or cause to be furnished to the Lender:

(a)                                  Within forty-five (45) days after the last day of each of the first three fiscal quarters in any fiscal year, the REIT’s consolidated and unaudited statements of income for such quarter and balance sheets as of the end of such quarter, in each case setting forth not less than the information required to be included in a Form 10-Q, presented fairly in accordance with GAAP and certified as being true and correct by an officer’s certificate.

(b)                                 [intentionally omitted].

(c)                                  Within ninety (90) days after the last day of its fiscal year, the REIT’s consolidated and audited statement of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, including a consolidating schedule of subsidiaries, presented fairly in accordance with GAAP, and accompanied in all cases by an unqualified report of a nationally recognized independent certified public accounting firm.

(d)                                 Within forty-five (45) days after the last day of each calendar quarter in any fiscal year, or, if later, promptly after receipt from the Underlying Obligor, (i) any and all property level financial information (including, without limitation, rent rolls and income and expense statements showing in reasonable detail the amounts and sources of gross operating income with respect to the Mortgaged Property and the amounts and purposes of operating expenses and capital expenditures paid with respect to the Mortgage Property) with respect to each Eligible Loan if required to be provided by the Underlying Obligor by the related Collateral Documents, and (ii) copies of any and all other reports, certificates and other documents and information which any Underlying Obligor is obligated to deliver to the lender, mortgagee or servicer under the applicable Collateral Documents.

(e)                                  Within thirty (30) days after the last day of each calendar month in any fiscal year, an asset management report for each Eligible Loan, including, without limitation, a schedule of forbearances and other Restructures, foreclosures, deeds in lieu and loan or sales of underlying loans that have been agreed upon, executed or closed.

(f)                                    Contemporaneously with the financial statements furnished to the Lender pursuant to Sections 7.01(a), (b) and (c) above, an officer’s certificate from the Borrower addressed to the Lender, and in each Request for Advance, a statement, certifying to its knowledge that, as of such quarter or Advance date, (x) the Borrower is in material compliance with all of the terms and conditions of this Agreement and the other Credit Documents and (y) no Default or Event of Default thereunder exist.

Notwithstanding the foregoing, the requirement to deliver financial statements will be deemed satisfied at time as such financial statements are publicly posted on REIT’s website or filed with the U.S. Securities and Exchange Commission.

7.02                           Books, Records and Inspections.  The Borrower will keep, and will use commercially reasonable efforts to cause the Servicer to keep, and will use commercially reasonable efforts to cause any subservicer or servicing agent that is an Affiliate of the Borrower to keep, proper books of record and account in which full, true and correct entries in conformity with then current GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will use commercially reasonable efforts to cause the Servicer to, permit officers and designated representatives of the Lender to visit and inspect any of the properties of the Borrower and the Servicer and to examine the books of record and account of the Borrower and the Servicer and discuss the affairs, finances and accounts of the Borrower and the Servicer with, and be advised as to the same by, its and their officers, employees and independent accountants, all at such reasonable times and intervals and to such extent as the Lender may request upon reasonable prior written notice.  Any such inspection and/or examination shall be at the Borrower’s reasonable expense, and may include an audit by the Lender of the servicing of the Collateral by the Servicer or the Borrower and the servicing of the Assets and such procedures as the Lender deems appropriate to confirm all reporting hereunder with respect to the Assets.  The inspections and/or examinations conducted pursuant to this Section 7.02 shall be in addition to and independent of any other due diligence conducted and/or requested by the Lender pursuant to this Agreement.

7.03                           Maintenance of  Insurance.  The Borrower will ensure that the Underlying Obligors maintain the insurance (including without limitation, casualty insurance) in the amounts and as required under the applicable Collateral Documents, and if any Underlying Obligor shall fail to maintain the required insurance, Borrower shall obtain such insurance at Borrower’s cost and expense.  Borrower shall (i) furnish to Lender evidence of insurance for the Mortgaged Properties on or prior to the Effective Date and thereafter as and when requested by Lender,  (ii)

maintain liability insurance with financially responsible insurers (which insurance may be  maintained under an umbrella policy), covering such risks and in such amounts and with such deductibles as are customary in Borrower’s business, and (iii) provide Lender with copies of Borrower’ liability insurance policies on or prior to the Effective Date and thereafter as and when requested by Lender.

7.04                           Franchises.  The Borrower will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, qualifications, licenses, permits and patents if the failure to maintain the same could reasonably be expected to have a Material Adverse Effect.

7.05                           Compliance with Statutes, etc.  The Borrower will, and will use commercially reasonable efforts to cause each (except in the case of independent third parties not subject to Control by the Borrower) appraiser, correspondent, broker or other service provider that participates with the Borrower in the servicing, acquisition or management or operation of any Asset to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to (1) licensing or registration (as described in Section 6.15 hereof) and (2) environmental standards and controls) except such noncompliance as could not (i) adversely affect in any material manner the legality, validity or enforceability of any Asset or (ii) in the aggregate, have a Material Adverse Effect.

7.06                           ERISA.  As soon as possible and, in any event, within ten (10) days after the Borrower or any of its ERISA Affiliates knows any of the following, the Borrower will deliver to the Lender a certificate of the chief financial officer or other officer of the Borrower acceptable to the Lender setting forth details as to such occurrence and such action, if any, which the Borrower or such ERISA Affiliate is required or proposes to take with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application could reasonably be expected to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan has been or could reasonably be expected to be terminated other than in a standard termination under ERISA, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a Lien under ERISA; that proceedings could reasonably be expected to be or have been instituted to terminate a Plan other than in a standard termination under ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; or that the Borrower or any of its ERISA Affiliates will or could reasonably be expected to incur any material liability having a Material Adverse Effect (including any material contingent or secondary liability having a Material Adverse Effect) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or with respect to a Plan under Section 4971 or 4975 of the Code or Section 409, 502(i) or 502(1) of ERISA. No later than ten (10) calendar days after the Lender’s reasonable request therefor, the Borrower will deliver to the Lender a complete copy of the annual report (Form 5500) of each Plan filed with the Internal Revenue Service.

7.07                           Performance of Obligations.  The Borrower will perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not in the aggregate, reasonably expected to have a Material Adverse Effect.

7.08                           Payment of Taxes.  The Borrower will pay and discharge all taxes, assessments and governmental charges or liens imposed upon the Borrower or upon the Borrower’s income or profits, or upon any properties belonging to the Borrower, prior to the date on which any penalties attach thereto and all lawful claims which, if unpaid, might become a Lien upon any such property; provided, however, that the Borrower shall have the right to contest such taxes, assessments and governmental charges or liens so long as the same are bonded over or amounts  reasonably acceptable to the Lender have been reserved with the Lender to satisfy same.

7.09                           Separateness, etc.

(a)                                  The Borrower has not and shall not:

(i)                                     Engage in any business or activity other than the ownership, operation, servicing, management and maintenance of the Assets, and activities incidental thereto;

(ii)                                  Merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (unless the Allocated Loan Amounts of the Eligible Loans that are sold are repaid in connection with such Transfer) or change its legal structure, without in each case the Lender’s consent;

(iii)                               Fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Lender, amend, modify, terminate or fail to comply with the provisions of the Borrower’s certificate of limited partnership, operating agreement or similar organizational documents, as the case may be with respect to the matters specified in this Section 7.09;

(iv)                              Commingle its assets with the assets of any of its shareholders, officers, directors, employees, Affiliates, or of any other Person or entity;

(v)                                 Incur any debt, secured or unsecured, direct or contingent, other than (i) the credit facility provided by the Lender to the Borrower pursuant to this Agreement, (ii) guaranties of the Indebtedness of a Subsidiary permitted pursuant to this Agreement, (iii) Subordinated Debt permitted by the Lender in its sole and absolute discretion, (iv) Indebtedness incurred under the Credit Documents and (v) Indebtedness incurred in the ordinary course of its business of owning and operating the Assets, provided, however, that such debt is not evidenced by a note;

(vi)                              Fail to pay its debts and liabilities from its assets as the same shall become due, to the extent of available cash flow from the assets then owned by the Borrower;

(vii)                           Fail to maintain its records, books of account and bank accounts separate and apart from those of any of the shareholders, directors, officers, employees and Affiliates of the Borrower, and any other Person;

(viii)                        Enter into any contract or agreement with any shareholder, director, officer, employee, or Affiliate of the Borrower, as the case may be, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, director, officer, employee or Affiliate of the Borrower;

(ix)                                Seek the dissolution or winding up in whole, or in part, of the Borrower;

(x)                                   Hold itself out to be responsible for the debts of another Person;

(xi)                                Fail to file its own tax returns, if such entity is required to file separate tax returns;

(xii)                             Fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided, however that the foregoing shall not require any member of the Borrower to make any additional capital contribution to the Borrower;

(xiii)                          File or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or

(xiv)                         Fail to pay its own obligations and liabilities out of its own funds, to the extent of available cash flow from the assets then owned by the Borrower.

(b)                                 In the event of any inconsistency between the covenants set forth in this Section 7.09 and the other covenants set forth in this Agreement, or in the event that any covenant set forth in this Section 7.09 imposes a greater restriction or obligation than is set forth elsewhere in this Agreement, the covenants set forth in this Section 7.09 shall control.

7.10                           Collateral.

(a)                                  The Borrower will (i) warrant and defend the right, title and interest of the Lender in and to the Collateral and any collateral described in any Credit Document against the claims and demands of all Persons whomsoever; (ii) hold all escrow funds collected by it in respect of Collateral in trust, without commingling the same with non-custodial funds, and apply the same for the purposes for which such funds were collected; (iii) establish and maintain, in favor of the Lender, a valid and perfected first priority security interest in the Collateral, free and clear of any adverse claims, including, without limitation, the filing of all financing statements or other similar instruments or documents, and delivering the Collateral Documents to the Custodian under the Custodial Agreement and this Agreement, necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the first priority security interest of the Lender in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Lender in the Collateral and under the Credit Documents as the Lender may request in its Permitted Discretion.  Notwithstanding anything to the contrary contained in this Agreement, Borrower authorizes Lender to file an all-asset UCC financing statement.

(b)                                 The Lender, in its Permitted Discretion, has the right, from time to time and at its own expense, to conduct due diligence of any kind on any Asset that is financed by the Lender and which continues to serve as Collateral for the Obligations under this Agreement and the Note.  Such due diligence shall include, but not be limited to, Appraisals on any Mortgaged Property utilizing a valuation methodology determined by the Lender in its sole and absolute discretion and environmental site assessments of such Mortgaged Property in form and scope required by the Lender in its sole and absolute discretion.

7.11                           Reserves.  If any Eligible Loan includes any reserve (including, without limitation, any interest reserve or capital improvement reserve), the Borrower shall cause such reserve to be held in an account at the Servicer.

7.12                           Custodian.  In connection with this Agreement, until the Advances and all other sums due the Lender under the Credit Documents are paid in full, the Lender shall, subject to the terms of the Custodial Agreement, keep in its possession or in the possession of the Custodian each of the Collateral Documents.  The Borrower shall be liable for and shall pay and when due thereunder all fees and charges incurred in connection with the Custodial Agreement upon the terms and subject to the conditions set forth therein (“Custodial Fees”). The Lender shall, at the Borrower’s sole cost and expense, cooperate with the Borrower upon the Borrower’s reasonable request to allow for the discharge of the applicable Assets (when permitted pursuant to this Agreement and the other Credit Documents), sale of the applicable Assets (when permitted pursuant to this Agreement and the other Credit Documents), or the exercise of the Borrower’s remedies with respect to the Assets, including but not limited to, the delivery of the original notes, mortgages and/or deeds of trust to permit the Borrower to foreclose its mortgages or deeds of trust under terms and conditions satisfactory to the Lender.

7.13                           Servicing.

(a)                                  The Borrower shall have entered into, by the Initial Borrowing Date for the first Eligible Loan, a servicing agreement acceptable to the Lender with the Servicer (including as the same may be amended, supplemented, modified or restated from time to time in accordance herewith and therewith, the “Servicing Agreement”).  The Borrower may not, without the Lender’s prior approval, (i) amend the Servicing Agreement in any material respect or (ii) subcontract or allow the Servicer to subcontract out any portion of the servicing obligations or to the extent that the Borrower has rights (as lender) under the Collateral Documents to consent to third party property management in connection with installment sales of any portion of the Mortgaged Properties (other than to an Affiliate of Borrower who is a subservicer with a rating by Standard & Poors of not less than Average and a rating by Fitch of not less than Level 3 Servicer Rating CSS3), approve such management without the Lender’s approval.  The Servicing Agreement shall provide that, if an Event of Default occurs under the Credit Documents, the Servicer may, at the Lender’s option, and at no cost to the Lender, be terminated as servicing agent and the Lender, may, at its option, act as servicing agent for receipt of funds from the Assets for a fee equal to a servicing fee which is determined by the Lender to be commercially reasonable.  The Borrower shall use commercially reasonable efforts to cause the Servicer to provide copies to the Lender of the Servicer’s written monthly reports to the Borrower, to the extent that they relate to Eligible Loans in the Eligible Loan Pool, provided, however, that the Lender reserves the right by written request to the Servicer to request different information or amended or expanded reports, in its sole and absolute discretion.  The Borrower shall use commercially reasonable efforts to cause the Servicer to permit the Lender or its designee, upon reasonable notice (except in the case of emergency or during the continuance of an Event of Default, in which case no notice shall be required) to inspect its books, records and operations at the Borrower’s sole cost and expense at any time during normal business hours.  Upon five (5) days prior written notice from the Lender and the Borrower each agree and shall use commercially reasonable efforts to cause the Servicer to agree, at each of its sole cost and expense, to meet together with the Lender or the Lender’s designee or agent at the Lender’s Office or by telephone, to discuss any and all aspects of the Assets that the Lender deems appropriate.

(b)                                 The Borrower will not, and will not without the prior written consent of the Lender (which consent shall be deemed given with respect to a particular Restructuring if the same is not rejected in writing by the Lender within ten (10) Business Days after the Lender receives the Borrower’s written request for consent thereto) permit the Servicer to, Restructure (as defined in Section 8.05) any of the material terms of, or settle or compromise any material claim with respect to, any Eligible Loan or any Collateral Document or any collateral described in any Credit Document.  This paragraph is not intended to prohibit waivers or reasonable delays by an Underlying Obligor in delivering periodic financial statements and other reports to the Servicer and/or Borrower.

7.14                           Appraisal.  If an Appraisal of any property pledged or mortgaged as collateral for an Eligible Loan is more than twelve (12) months old, the Lender shall have the right to have that Appraisal updated, which update shall be at the Borrower’s sole cost and expense.  In addition, if there has been a significant credit deterioration specific to an Eligible Loan, as determined by the Lender in its sole and absolute discretion, exercised in good faith, the Lender shall have the right to have that Appraisal updated, which update shall be at the Borrower’s sole cost and expense not more frequently than once annually per Eligible Loan. The Lender shall also have the right, at any time and from time to time, at the Lender’s sole cost and expense, to require the Borrower to obtain additional Appraisals with respect to Eligible Loans.

Section 8.                                            Negative Covenants.  The Borrower covenants and agrees that as of the Effective Date, and thereafter for so long as this Agreement is in effect and until the Note is no longer outstanding and the Advances, together with interest, Fees and all other Obligations, are paid in full, without the prior written consent of the Lender, as follows:

8.01                           Liens.  The Borrower will not, and will not permit the Servicer to, create, incur, assume or suffer to exist any Lien upon or with respect to (i) any Eligible Loan described in any Credit Document, (ii) any right of the Borrower or the Servicer to service Assets, or (iii) any property or assets (real or personal, tangible or intangible) of the Borrower, whether now owned or hereafter acquired; provided, however, that the provisions of this Section 8.01 shall not prevent the creation, incurrence, assumption or existence of:

(a)                                  Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established;

(b)                                 Liens created pursuant to this Agreement or any other Credit Document;

(c)                                  Mechanic or materialmen liens, but only to the extent the same have been bonded or discharged in a manner satisfactory to the Lender within thirty (30) days’ of Borrower’s receipt of notice of the creation thereof.

8.02                           Consolidation, Merger, Sale of Assets, etc.

(a)                                  The Borrower will not without the prior written consent of the Lender wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (to the extent that such merger or consolidation would constitute a Change in Control) or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property or assets (unless the proceeds of such sale or other disposition are applied to repay the Allocated Loan Amount of all Assets sold), without the prior approval of the Lender.

8.03                           Indebtedness.  The Borrower will not contract, create, incur, assume or suffer to exist any Indebtedness, except Indebtedness incurred under the Credit Documents, guaranties of the Indebtedness of Subsidiaries permitted pursuant to this Agreement and Subordinated Debt permitted by the Lender in its sole and absolute discretion.

8.04                           Advances, Investments and Loans.  The Borrower will not lend money or credit or make advances to any Person, or purchase or acquire any stock, ownership interests in any Person, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person except, in the case of any Eligible Loan or Underlying Obligor, in connection with the exercise of any rights or remedies under the related Collateral Documents or other enforcement thereof or a Restructuring permitted hereunder or under any other Credit Document.

8.05                           Transactions with Affiliates.  The Borrower will not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower, other than on terms and conditions substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided, however, that the Borrower will not:

(a)                                  use, furnish, or rely upon any title insurance or hazard insurance underwritten by or issued by any Affiliate of the Borrower;

(b)                                 use, furnish, or rely upon an appraisal issued by any Affiliate or by any Person Controlled by any Affiliate of the Borrower; or

(c)                                  pledge any Asset to the Lender under which the Borrower or any Affiliate thereof is a mortgagor or guarantor for such Asset.

8.06                           Restructurings of Eligible Loans.

(a)                                  The Borrower will not Restructure any Eligible Loan in the Eligible Loan Pool without the prior written consent of the Lender, not to be unreasonably delayed or withheld; provided, however, that such consent shall be deemed given with respect to a particular Restructuring if the same is not rejected in writing by the Lender within fifteen (15) Business Days after the Lender receives the Borrower’s written request for consent thereto.  To the extent not previously disclosed to the Lender, in writing, pursuant to Section 7.01(d) or otherwise, the Borrower will notify the Lender promptly upon becoming aware of (i) the occurrence of an Insolvency Event in respect of an Underlying Obligor on any Eligible Loan in the Eligible Loan Pool, (ii) the commencement of foreclosure or similar proceedings in respect of the premises which secure any Eligible Loan in the Eligible Loan Pool and (iii) any other material default in any other material term of any pledged Eligible Loan, such notice to be delivered not later than five (5) Business Days following the Borrower becoming aware thereof.

(b)                                 If the Borrower desires to Restructure an Eligible Loan, the Borrower shall submit a description of the proposed Restructuring to the Lender. For all Restructurings, the Borrower shall endorse in blank and deliver the original replacement note, if any, to the Custodian.  The Borrower shall promptly notify the Lender promptly of any payment defaults and other material defaults with respect to any Eligible Loan that has been Restructured.

(c)                                  “Restructure” or “Restructuring” shall mean any modification to or amendment or waiver of any of the material terms of an Asset if such modification or waiver has the effect of changing the due date for or amount of any scheduled payment, whether principal, interest or otherwise (but not including the addition, modification, or deletion of a prepayment fee or waiver of default interest or other penalty amounts thereunder), changing the applicable interest rate, releasing any collateral  for or guaranty of an Asset (except to the extent such release is provided for in the relevant Collateral Documents), reducing or waiving any portion of the principal balance of an Eligible Loan or permitting the sale or junior financing of any collateral therefor, in each case to the extent not expressly required by the applicable Collateral Documents.

8.07                           Modifications of Charter Documents and Certain Other Agreements.  The Borrower will not, without the prior written consent of the Lender, amend, modify or change its formation or operational documents (including, without limitation, by the filing or modification of any certificate of designation) or bylaws or operating agreement, as applicable with respect to any matter specified in Section 7.09.

8.08                           Business.  The Borrower will not engage (directly or indirectly) in any business other than the acquiring and origination of Assets contemplated by this Agreement, servicing the Assets and acquiring, owning, maintaining, operating and disposing of Assets.

Section 9.                                            Events of Default; Remedies.

9.01                           Events of Default.  The occurrence of any of the following specified events shall, at the option of the Lender, constitute an Event of Default (each an “Event of Default”):

(a)                                  The Borrower shall fail to pay any principal or interest hereunder within three (3) days of when due, or (ii) the Borrower shall fail to pay any Fees or any other amount payable hereunder or under any other Credit Document, and the same shall continue for a period of five (5) Business Days after the Borrower has received notice thereof;

(b)                                 The Borrower shall fail to observe or perform any term, covenant or provision in this Agreement, not otherwise addressed in this Section 9.01, for thirty (30) days after written notice thereof has been given to the Borrower by the Lender, or if such breach of covenant is of a nature that is capable of being remedied but that cannot with reasonable effort be completely remedied within said period of thirty (30) days, such additional period of time as may be reasonably necessary to cure same, provided, however, that the Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, to completion, but in no event shall such extended period exceed sixty (60) days; provided, however, that to the extent any such breach of covenant relates specifically to one or more Eligible Loans, no Event of Default shall be deemed to have occurred if, in lieu of the curing such breach of covenant as set forth above, Borrower shall remove the applicable Eligible Loan(s) (the “Defaulted Eligible Loan(s)”) from the Eligible Loan Pool by paying to Lender the Release Price therefor within the thirty (30) day period referenced above, and in the event that at the time of such breach, Borrower provides a new Eligible Loan into the Eligible Loan Pool, the Borrower may, with Lender’s written consent to be granted or withheld in its sole and absolute discretion, use the proceeds from an Advance with respect to the new Eligible Loan to offset the Release Price with respect to the Defaulted Eligible Loan(s).

(c)                                  Any representation, warranty, certification or statement made by the Borrower or the Guarantor in this Agreement or in any of the other Credit Documents, or in any certificate, financial statement or other document delivered pursuant to this Agreement or any of the other Credit Documents shall have been false, misleading or otherwise incorrect in any material respect when made (or deemed made); provided, however, that with respect to any such representation, warranty, certification or statement upon which the Lender has not relied to its detriment, then Borrower shall be permitted thirty (30) days after the earlier to occur of (i) the date on which the Lender notifies the Borrower of such incorrect representation, warranty, certification or statement, and (ii) the date on which Borrower first has actual knowledge of any such incorrect representation, warranty, certification or statement, within which to correct such misstatement; and provided further that if any such uncured incorrect representation, warranty, certification or statement is delivered in connection with one or more specific Eligible Loans, or relates solely to one or more specific Eligible Loans, such uncured incorrect representation, warranty, certification or statement shall not be deemed to be an Event of Default hereunder, unless Borrower fails to either (x) cure such incorrect representations, warranty, certification or statement as stated above or (y) remove the Eligible Loan from the Eligible Loan Pool (by paying its Release Price to Lender) within the thirty (30) day period referenced above;

(d)                                 This Agreement or any of the other Credit Documents shall, at any time after its execution and delivery, for any reason cease to be in full force and effect (unless such occurrence is in accordance with its terms or after indefeasible payment in full thereof or solely as a result of the actions or inactions of the Lender) or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower or at any time and for any reason the Borrower or the Guarantor seeks to repudiate or revoke its obligations under this Agreement or any of the other Credit Documents;

(e)                                  An Insolvency Event shall occur with respect to the Borrower or the Guarantor;

(f)                                    The Borrower conceals, removes or permits to be concealed or removed, any part of its property, with the intent to hinder, delay or defraud its creditors or any of them, or shall make or permit a transfer of any of its property which transfer is fraudulent under any bankruptcy, fraudulent conveyance or similar law;

(g)                                 One or more final, non-appealable judgments or decrees in an aggregate amount at least equal to $800,000 shall be entered by a court or courts of competent jurisdiction against the Borrower (other than any judgment which is fully covered by insurance provided by a reputable insurance company, and where the deductible or other retained amount does not exceed $800,000) and any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days from the date of entry;

(h)                                 A Change in Control shall occur, unless either (i) the Lender shall consent in writing to such Change in Control pursuant to and in accordance with the terms and conditions of this Agreement or (ii) the Borrower shall have repaid the entire Principal Amount, together with any and all amounts due under the Credit Documents with respect to such prepayment (specifically excluding any Prepayment Fee) within five (5) Business Days following demand by the Lender;

(i)                                     (1) (i) any Termination Event occurs, (ii) any accumulated funding deficiency, whether or not waived, exists with respect to any Plan, (iii) any Person engages in any transaction prohibited under the prohibited transaction provisions of ERISA, (iv)  the Borrower or any ERISA Affiliate fails to pay when due an amount which is payable by it to the PBGC or to a Plan under Title IV of ERISA, (v) the imposition upon the Borrower or any ERISA Affiliate of any tax under Section 4980B(a) of the Code, (vi) the assessment by the Secretary of Labor of a civil penalty against the Borrower or any ERISA Affiliate with respect to any Plan under Section 502(c) of ERISA, or (vii) any other event or condition occurs or exists with respect to a Plan, and (2) any such event or condition set forth in the foregoing clauses (i) - (vii) might reasonably be expected to have a Material Adverse Effect;

(j)                                     The Borrower terminates its existence or suspends or discontinues its business; provided, however, that the Borrower shall not be deemed to have suspended or discontinued its business merely by ceasing to make or acquire additional Assets;

(k)                                  The Lender no longer has a perfected first priority security interest in the Collateral or any portion thereof other than due to Lender’s actions, unless the Borrower either

(i) cures the loss of such perfected first priority security interest to the satisfaction of the Lender within ten (10) Business Days of receipt of notice from the Lender or (ii) removes (or replaces with a new Eligible Loan) the applicable Eligible Loan(s) from the Eligible Loan Pool (by paying its Release Price to Lender) within the ten (10) Business Day period referenced above;

(l)                                     The use or pledge of proceeds of any Advance in a manner in violation of terms of this Agreement or any of the other Credit Documents; or

(m)                               The Borrower or the Guarantor defaults beyond any applicable notice or grace period under any of the other Credit Documents to which the Borrower or the Guarantor is a party.

9.02                           Remedies.  In addition to all remedies conferred upon the Lender by law or equity or the terms of any Credit Document, if any Event of Default shall then be continuing, the Lender may, without any written notice to the Borrower other than as set forth below take any or all of the following actions, without prejudice to the rights of the Lender or the holder of this Agreement or of the Note to enforce its claims against the Borrower (provided, however, that, if an Event of Default specified in Section 9.01 shall occur with respect to the Borrower, the result which would occur as specified in clauses (i) and (ii) below shall occur automatically without the giving of any notice): (i) declare the Availability terminated, whereupon the Availability of the Lender shall forthwith terminate immediately and any Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and all other payments in respect of all Advances and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) take possession of any or all of the Collateral (including, without limitation, taking possession of any or all of the Collateral Documents by delivering notice to the Custodian advising the Custodian that an Event of Default has occurred and instructing the Custodian to deliver such Collateral Documents to Lender), (iv) upon prior notice to the Borrower (provided, however, that the failure to provide such notice shall not be deemed to invalidate, waive or otherwise limit the Lender’s actions and rights hereunder), foreclose upon or otherwise enforce its security interest in and lien on any or all of the Collateral (including, without limitation, completing any allonges in blank and completing and filing or recording, as applicable, any assignments in blank) to secure all payments and performance of obligations owed by the Borrower under this Agreement and the other Credit Documents, (v) exercise all of the Lender’s other rights and remedies under the Credit Documents or otherwise available pursuant to applicable law; (vi) with respect to the Eligible Loans, (A) terminate the Servicing Agreement and service the Eligible Loans, including the right to institute collection, foreclosure and other enforcement actions with respect to the Eligible Loans against any relevant Underlying Obligor; (B) enter into modification agreements and make extension agreements with respect to payments and other performances; (C) release Underlying Obligors and other Persons liable for performance; (D) settle and compromise disputes with respect to payments and performances claimed due, all without notice to the Borrower, and all in the Lender’s sole and absolute discretion and without relieving the Borrower from performance of the obligations hereunder; (E) receive, collect, open and read all mail of the Borrower for the purpose of obtaining all items pertaining to the Eligible Loans and any collateral described in any Credit Document; (F) collect all Portfolio Cash Flow directly from Underlying Obligors and tenants; (G) apply all amounts in or subsequently deposited in the

Collection Account to the payment of all unpaid Obligations as the Lender in its sole and absolute discretion shall determine; and (H) substitute immediately another servicer for the Servicer in all of the Servicer’s roles and functions as contemplated by the Credit Documents and the Servicing Agreement in respect of the Collateral and Collateral Documents, with any reasonably and customary fees, costs and expenses of, for or payable to any replacement servicer being at the Borrower’s sole cost and expense; (vii) upon prior notice to the Borrower (provided, however, that the failure to provide such notice shall not be deemed to invalidate, waive or otherwise limit the Lender’s actions and rights hereunder), enforce the Lender’s rights and remedies under the Credit Documents and to foreclose or otherwise realize upon the Collateral or to exercise any other rights and remedies available to it at law, in equity or by statute; and/or (viii) exercise all of the rights and remedies of a secured party with respect to the Collateral under the UCC or otherwise accorded to a secured party in equity or at law.

Section 10.                                      Miscellaneous.

10.01                     Payment of Expenses; Indemnity.

(a)                                  The Borrower shall pay, whether or not this Agreement becomes effective on the Effective Date or any Advance is made, on demand, (i) all reasonable and customary out-of-pocket costs and expenses incurred by the Lender, including documentation and diligence fees and expenses associated with entering into, negotiating, preparing, reviewing and executing this Agreement and the other Credit Documents and all related agreements, documents and instruments, (ii) in accordance with Section 5.13 hereof, reasonable and customary out-of-pocket costs and expenses in connection with the due diligence and documentation of all loans proposed for inclusion in the Eligible Loan Pool, (iii)  all reasonable out-of-pocket attorneys’ fees and expenses in connection with (A) any effort to enforce, protect or collect payment of any Obligation or to enforce any Credit Document or any related agreement, document or instrument, or effect collection hereunder or thereunder, and including instituting, maintaining, preserving, enforcing and foreclosing on the Lender’s security interests or Liens in any of the Collateral, whether through judicial proceedings or otherwise, (B) defending or prosecuting any actions, claims or proceedings arising out of or relating to the Lender’s transactions with the Borrower, or with the Servicer or the Custodian in relation to the Collateral, (C) following the occurrence and during the continuation of an Event of Default, seeking, obtaining or receiving any advice with respect to its rights and obligations under this Agreement, any of the other Credit Documents and all related agreements, documents and instruments with respect to the Assets, the Eligible Loan Pool or Collateral, or (D) any modification, restatement, supplement, amendment, waiver or extension of this Agreement or any Credit Document or any related agreement, document or instrument with respect to the Assets, the Eligible Loan Pool or Collateral. Subject to Section 2.09, in addition and without limiting the foregoing, the Borrower shall pay all taxes (other than taxes based upon or measured by the Lender’s income or revenues or any personal property tax), if any, in connection with this Agreement, the issuance of the Note and the recording or filing of any Credit Document and financing statements therefor and pursuant to the Credit Documents, except, in the case of any of the foregoing, any costs or expenses resulting from the gross negligence or willful misconduct of the Lender or its Affiliates, successors or assigns.

(b)                                 Without limiting any other rights which the Lender, or any Affiliate thereof, as well as their respective directors, officers, employees and agents (each, an “Indemnified Party”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify each Indemnified Party from and against any and all losses, damages, liabilities, demands, claims, suits, proceedings (whether civil or criminal), orders, judgments, penalties, fines, and other sanctions and reasonable out-of-pocket expenses, including, without limitation reasonable attorneys’ fees (other than repayment of the Obligations, and in all cases excluding consequential, punitive and special damages) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, relating to or resulting from this Agreement, any other Credit Document, any Collateral or other collateral described in any Credit Document or the use of any proceeds of Advances, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct (as determined by a final judgment of a court of competent jurisdiction) on the part of such Indemnified Party or any Affiliate of such Indemnified Party or any director or officer of such Indemnified Party or of an Affiliate of such Indemnified Party. Without limiting or being limited by the foregoing, the Borrower shall pay on demand to each Indemnified Party any and all amounts necessary (other than repayment of the Obligations) to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from:

(i)                                     The making of an Advance secured by a pledge of an Asset which is not at the date of the creation of such security interest an Eligible Loan;

(ii)                                  Reliance on any representation or warranty or statement made by the Borrower (or any of its officers) under or in connection with any Credit Document which shall have been intentionally and materially incorrect when made;

(iii)                               The failure by the Borrower to comply with any applicable law, rule or regulation with respect to any Eligible Loan or any collateral described in any Credit Document, or the nonconformity of any Collateral or any collateral described in any Credit Document with any such applicable law, rule or regulation that materially and adversely affects the Borrower’s or the Guarantor’s ability to fulfill their respective obligations under the Credit Documents;

(iv)                              The failure to vest and maintain in the Lender, under Section 5.09, a valid and perfected first (unless an alternative lien priority was accepted by the Lender in writing) priority security interest in the Collateral or any collateral described in any Credit Document, except as otherwise permitted by this Agreement;

(v)                                 Any investigation (other than internal investigations conducted solely by the Lender), litigation or proceeding related to this Agreement or any other Credit Document or the use of proceeds of Advances or in respect of any Asset, Collateral and other collateral described in any Credit Document;

(vi)                              The making of any wire transfer to an incorrect account or in an incorrect amount in accordance with instructions received from the Borrower, it being understood and agreed that the funds represented by any such wire shall constitute an Advance hereunder;

(vii)                           Any willful misrepresentation with respect to the Borrower or the Collateral;

(viii)                        Any acts of fraud, misappropriation of funds and theft;

(ix)                                Any waste of the Collateral;

(x)                                   Any oil, gasoline, fuel, toxic or hazardous material or waste as defined in any applicable law or regulations in, at, on, or emanating from any Mortgaged Property;

(xi)                                Any unauthorized transfer, sale or encumbrance of the Collateral; or

(xii)                             Any transfer, sale or assignment of the Borrower or any interest in the Borrower not expressly permitted by the Credit Documents.

(c)                                  Without duplication of any of the foregoing, the Borrower shall indemnify, protect, hold harmless and defend each Indemnified Party, for, from and against any and all Indemnified Amounts (excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct of an Indemnified Party) arising from or brought in connection with (i) any Eligible Loan or any collateral described in any Credit Document; (iii) this Agreement; (iv) the Lender’s Lien in the Collateral and any collateral described in any Credit Document; (v) the Credit Documents or the transactions related thereto; (vi) any act or omission of the Borrower, the Custodian, the Servicer, or their respective employees or agents, whether actual or alleged; or (vii) the investigation, defense and settlement of claims.  Upon written request by an Indemnified Party, the Borrower will undertake, at its own cost and expense, on behalf of such Indemnified Party, using counsel satisfactory to the Indemnified Party, the defense of any legal action or proceeding to which such Indemnified Party shall be a party.  At the Lender’s option, the Lender may, at the Borrower’s expense, prosecute or defend any action involving the priority, validity or enforceability of any of the Credit Documents.

10.02                     Notices.  Unless otherwise provided in this Agreement, all notices, approvals, consents and other communications under this Agreement (collectively, “Notices”) are to be in writing and addressed to each party at the notice address set forth on Schedule 10.02.  Notices shall be deemed to have been duly given upon the earliest of: (a) actual receipt; (b) delivery by courier to the business address set forth in Schedule 10.02; (c) by facsimile, with delivery confirmation,  (d) one (1) Business Day after having been timely deposited for overnight delivery, fee prepaid, with a reputable overnight courier service, having a reliable tracking system or (e) in the case of email, upon delivery such email; provided, however, that (i) such email Notice was also delivered by one of the means set forth in (a), (b),(c) or (d) above (which may arrive after such email). A new address for Notice to any party hereto may be established by Notice to the other party in the manner set forth in this Section 10.02; provided, however, that no change of address will be effective until Notice thereof actually is received by the party to whom such address change is sent.  Notice to outside counsel or parties, other than the named

Guarantor and the Lender, now or hereafter designated by a party as entitled to Notice, are for convenience only and are not required for Notice to a party to be effective in accordance with this Section 10.02.  A party receiving a Notice which does not comply with the technical requirements for notice under this Section 10.02 may elect to waive any deficiencies and treat the Notice as having been properly given.

10.03                     Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interests hereunder or under any Credit Document or delegate any of its duties hereunder or under any Credit Document without the prior written consent of the Lender.

10.04                     No Waiver; Remedies Cumulative.  No failure, delay or omission of the Lender or the holder of the Note to exercise any right, power or privilege hereunder or under any other Credit Document upon the occurrence of any Default or Event of Default or otherwise shall impair any such right, power or privilege or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein. The Lender may, from time to time, in writing waive compliance by the other parties with any of the terms of this Agreement or any Credit Document and its rights and remedies upon any Default or Event of Default, and no waiver by the Lender shall ever be legally effective unless such waiver by the Lender shall be acknowledged and agreed in writing by the Lender.  No course of dealing between the Borrower and the Lender or the holder of the Note shall operate as a waiver of compliance by the other parties with any of the terms of this Agreement or any Credit Document or of its rights and remedies upon any Default or Event of Default.  No waiver of any Default or Event of Default shall impair any right, power, privilege or remedy of the Lender not specifically waived.  No single, partial or full exercise of any right, power, privilege of the Lender shall preclude any other or further exercise thereof.  The acceptance by the Lender at any time and from time to time of a partial payment or partial performance of any of the Borrower’s Obligations set forth herein shall not be deemed a waiver, reduction, modification or release from any Default or Event of Default then existing.  No waiver by the Lender or any Default or Event of Default shall be deemed to be a waiver of any other existing or any subsequent Default or Event of Default.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Lender or the holder of the Note would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender or the holder of the Note to any other or further action in any circumstances without notice or demand.

10.05                     Calculation; Computations.

(a)                                  The financial statements to be furnished to the Lender pursuant hereto shall be made and prepared in accordance with then current GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lender, and except for models or projections, if any, provided by Borrower).

(b)                                 All computations of interest and the Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such interest or fees are payable.

10.06                     Governing Law; Submission to Jurisdiction; Venue.

(a)                                  This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the laws of the State of New York. Any legal action or proceeding against the Borrower with respect to this Agreement or any other Credit Document shall be brought exclusively in the courts of the State of New York or in the United States Federal courts in each case located in New York, New York and, by execution and delivery of this Agreement each of the parties hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(b)                                 The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

10.07                     No Proceedings.  The Borrower hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding indebtedness hereunder, it will not institute against, or join any other Person in instituting against the Lender, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of the United States or any state of the United States.

10.08                     Assignment and Participation.

(a)                                  The Lender may, without the consent of the Borrower, the Guarantor or any other Person, at any time assign to one or more assignees (each, an “Assignee”), other than to a Non-Permitted Assignee (hereinafter defined), all or a portion of its rights and obligations under this Agreement, its Note and the other Credit Documents, including, without limitation, in connection with a securitization hereof; provided, however, that such Assignee shall assume the assigned rights and obligations.  The Borrower will be required to deal only with the Lender or one of the Lender’s Affiliates on behalf of any and all Assignees and/or Participants (as defined below) with respect to ordinary course Advances, re-margining provisions for extension options, consents, waivers and/or modifications of Eligible Loans.

(b)                                 The Lender may, without the consent of the Borrower, the Guarantor or any other Person, at any time grant to one or more participants (each, a “Participant”), other than to a Non-Permitted Assignee, participating interests in its rights and obligations under this Agreement (including its obligation to made Advances).  In the event of any such grant by the Lender of the Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  Any agreement granting a participation to a Participant shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder.

(c)                                  The Borrower shall reasonably cooperate in any such assignment or participation by any Lender; provided, however, that any such assignment or participation shall be at no cost to the Borrower, except that the Borrower shall be responsible for its own legal fees in connection therewith.

(d)                                 If an Assignee or Participant is not organized under the laws of the United States of America or a state thereof, it shall deliver to the Borrower certification as to exemption from deduction or withholding of any United States federal income taxes and, if it is a United States Person, it shall deliver a W-9 or other certification evidencing that it is a United States Person. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure or waiver of such Event of Default.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, (i) during the continuance of an Event of Default, Lender may, without the consent of the Borrower, the Guarantor or any Person, make any assignment described in Section 10.08(a) or grant any participation described in Section 10.08(b) to a Non-Permitted Assignee and (ii) nothing contained in this Agreement shall prohibit or restrict Lender from otherwise conducting any business with any Non-Permitted Assignee. “Non-Permitted Assignee” shall mean any Person listed on Schedule 10.08.

10.09                     Obligation to Make Payments in Dollars.  All payments of the principal and interest on the Note and any other amounts due hereunder or under any other Credit Document shall be made in Dollars.

10.10                     Counterparts.  This Agreement and the other Credit Documents may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

10.11                     Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.12                     Modification.  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, supplemented, changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Lender.  Unless such amendment, modification, supplement, change, waiver, discharge or termination is in writing signed by the Lender, it shall not be valid or effective (or serve as a basis of reliance by way of estoppel).

10.13                     Survival.  All indemnities set forth herein including, without limitation, in Sections 2.09, 2.12, 4.05 and 10.01 shall survive the execution and delivery of this Agreement and the Note and the making and repayment of the Advances.

10.14                     Appointment of Lender as Attorney-In-Fact.  The Borrower irrevocably designates, makes, constitutes and appoints the Lender (and all persons reasonably designated by the Lender), with full power of substitution, as the Borrower’s respective true and lawful attorney-in-fact (and not agent-in-fact) and the Lender, or the Lender’s agent, may, without notice to the Borrower and at such time or times thereafter as the Lender or said agent, in its discretion, may determine, in the Borrower’s or the Lender’s name, at no duty or obligation on the Lender, do the following:

(a)                                  Following the occurrence and during the continuance of any Event of Default, all acts and things necessary to fulfill the Borrower’s administrative duties pursuant to this Agreement.

(b)                                 Following the occurrence and during the continuance of any Event of Default, all acts and things necessary to fulfill the Borrower’s obligations under this Agreement and the Credit Documents, except as otherwise set forth herein, at the cost and expense of the Borrower.

(c)                                  In addition to, but not in limitation of the foregoing, at any time or times upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right:  (i) to enter upon the Borrower’s premises and to receive and open all mail directed to the Borrower and remove all payments to the Borrower on the Collateral and considered Portfolio Cash Flow; (ii) in the name of the Borrower to notify the Post Office authorities to change the address for the delivery of mail addressed to the Borrower to such address as the Lender may designate (notwithstanding the foregoing, for the purposes of notice and service of process to or upon the Borrower as set forth in this Agreement, the Lender’s rights to change the address for the delivery of mail shall not give the Lender the right to change the address for notice and service of process to or upon the Borrower in this Agreement); (iii) demand, collect, receive for and give renewals, extensions, discharges and releases of any Collateral or other collateral described in any Credit Document; (iv) institute and prosecute legal and equitable proceedings to realize upon the Collateral or other collateral described in any Credit Document; (v) settle, compromise, compound or adjust claims in respect of any Collateral or other collateral described in any Credit Document or any legal proceedings brought in respect thereof; (vi) generally, sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with any of the Collateral or other collateral described in any Credit Document as fully and completely as though the Lender were the absolute owner thereof for all purposes, except to the extent limited by any applicable laws and subject to any requirements of notice to the Borrower or other persons under applicable laws; (vii) take possession and control in any manner and in any place of any cash or non-cash items of payment or proceeds of Collateral or other collateral described in any Credit Document; (viii) endorse the name of the Borrower upon any notes, acceptances, checks, drafts, money orders, chattel paper or other evidences of payment of Portfolio Cash Flow that may come into the Lender’s possession; and (ix) sign the Borrower’s name on any instruments or documents relating to any of the Collateral or other collateral described in any Credit Document, or on drafts against obligors as attorney in fact.  The appointment of the Lender as attorney-in-fact for the Borrower is coupled with an interest and is irrevocable.

10.15                     Waiver.  EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT AND TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, BORROWER HEREBY WAIVES (i) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, AND ONE OR MORE EXTENSIONS OR RENEWALS OF ANY OR ALL ASSETS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER, INDEMNIFICATIONS AND GUARANTIES AT ANY TIME HELD BY THE LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER THE LENDER MAY DO IN THIS REGARD; (ii) ALL RIGHTS TO HEARING PRIOR TO THE LENDER’S TAKING POSSESSION OR CONTROL OF, OR THE LENDER’S REPLEVIN, ATTACHMENT OR LEVY ON OR OF ANY COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING THE LENDER TO EXERCISE ANY OF THE LENDER’S REMEDIES; (iii) THE BENEFIT OF ALL VALUATION, APPRAISEMENT OR EXEMPTION LAWS, (iv) ANY AND ALL DEFENSES AND COUNTERCLAIMS (OTHER THAN COMPULSORY COUNTERCLAIMS) IT MAY HAVE OR COULD INTERPOSE IN ANY ACTION OR PROCEDURE OR PROCEEDING BROUGHT BY LENDER TO OBTAIN AN ORDER OF COURT RECOGNIZING THE LIENS GRANTED IN FAVOR OF LENDER IN AND TO ANY COLLATERAL OR COLLATERAL DESCRIBED IN ANY CREDIT DOCUMENT; AND (v) DEMAND, PRESENTMENT, PROTEST, NOTICE OF DISHONOR OR NON-PAYMENT, AS WELL AS ALL DEFENSES WITH RESPECT TO ANY AND ALL INSTRUMENTS, NOTICE OF ACCEPTANCE, NOTICE OF ADVANCES MADE, CREDIT EXTENDED, COLLATERAL RECEIVED OR DELIVERED OR ANY OTHER ACTION TAKEN BY LENDER IN RELIANCE HEREON, AND ALL OTHER DEMANDS AND NOTICES OF ANY DESCRIPTION, EXCEPT SUCH AS ARE EXPRESSLY PROVIDED FOR HEREIN.

10.16                     Waiver of Jury Trial.  THE LENDER AND THE BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EACH OF THEM MAY HAVE TO A TRIAL BY JURY OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE AND ANY CREDIT DOCUMENT AND AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT.

10.17                     Exhibits and Schedules.  Any and all exhibits and schedules to this Agreement are an integral part hereof.  The Borrower agrees that the form of any Exhibit hereto shall be amended from time to time upon the Lender’s reasonable request.

10.18                     Severability of Provisions.  Any provision which is determined to be unconscionable, against public policy or any provision of this Agreement or any other Credit Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.19                     Further Instruments.  The Borrower and Guarantor shall from time to time execute and deliver, all such amendments, supplements and other modifications hereto and to the other Credit Documents and all such financing statements or continuation statements, instruments of further assurance and any other instruments, and shall take such other actions, as the Lender reasonably requests and deems necessary or advisable in furtherance of the agreements contained herein.

10.20                     Splitting of the Note, this Agreement and other Credit Documents; Transfer of Note; Replacement of Lost Note.

(a)                                  Subject to the provisions of Section 10.08, the Note, this Agreement and the other Credit Documents shall, at any time until the same shall be fully paid and satisfied, at the sole election of the Lender, be split or divided into two or more notes (whether in connection with a securitization or otherwise) and, solely in connection with a split of the Note, two or more credit agreements and security agreements, each of which shall cover all or a portion of the Collateral, provided, however, that each transfer of a Note shall be accompanied by the transfer of relevant rights under the security instruments and agreements, and provided further, however, that no such division or transfer of the Note or such rights shall impose upon the Borrower any greater obligations than those of the Borrower that would arise hereunder or under any Credit Document if such division or transfer had not occurred.  To that end, the Borrower, upon written request of the Lender and at no direct or indirect cost to the Borrower (other than the Borrower’s own legal fees), shall execute, acknowledge and deliver to the Lender and/or its designee or designees substitute notes, loan agreements, security instruments and security agreements in such principal amounts, aggregating not more than the then unpaid principal amount of the Note and containing terms, provisions and clauses substantially identical to those contained in this Agreement, the Note and such other documents and instruments as may be reasonably required by the Lender, subject to the foregoing provisos.

(b)                                 In connection with a Transfer by the Lender or its permitted successors and assigns that is otherwise permitted by this Agreement, a holder of a Note may transfer such Note to a new holder, or may exchange such Note for Notes of different denominations, subject to all of the terms of this Agreement, by surrendering such Note to the Borrower duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new holder and each address therefor.  The Borrower shall simultaneously deliver to such holder or its designee, at no direct or indirect cost to Borrower (other than the Borrower’s own legal fees), such new Notes, and shall mark the surrendered Notes as canceled. The Lender may assign all or a portion of its Notes to an Affiliate of the Lender or a lender of the Lender and upon written request of the Lender, the Borrower shall issue such new Notes specifying the respective principal amounts of each new Note and the name of each holder and each address therefore.  Upon receipt of the executed new Notes, the Lender shall promptly mark such replaced Notes “canceled” and forward the same to the Loan Parties.

(c)                                  Upon receipt of evidence reasonably satisfactory to the Borrower of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, the Borrower shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder.  If the Notes being replaced have been mutilated, they shall be surrendered to the Borrower; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish the Borrower with an indemnity in writing to save it harmless in respect of such replaced Notes.

(d)                                 The Borrower shall reasonably cooperate with any action taken by the Lender under this Section 10.20; provided, however, that any such cooperation shall be at no cost to the Borrower, except that the Borrower shall be responsible for its own legal fees in connection therewith.

10.21                     Confidentiality and Publicity.  The Lender and any of its Assignees and/or Participants (collectively, the “Lending Parties”), agree to keep confidential any information furnished or made available to it by the Borrower, Holdings or any Affiliate of Holdings (the foregoing, collectively, the “Borrower Parties”) pursuant to or in furtherance of the transactions contemplated by this Agreement, including, without limitation, information relating to the Eligible Loans; provided, however, that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party, or any Affiliate, officer, director, employee, agent, or advisor of any Lending Party, provided, however, that each such Person agrees in writing to be or is otherwise bound to maintain the confidentiality of such information and uses the same only in connection with the establishment, administration, reporting with respect to, or enforcement of the Credit Documents, (b) to any other Person if reasonably incidental to the establishment administration and/or enforcement of the Credit Documents, such as an attorney or accountant for a Lending Party, provided, however, that such Person agrees in writing to or is otherwise bound to maintain the confidentiality of such information and uses the same only in connection with the establishment, administration, reporting with respect to, or enforcement of the Credit Documents, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency having appropriate jurisdiction of any party hereto or related subject matter, (e) upon the request or demand of any regulatory agency or authority having appropriate jurisdiction of any party hereto or related subject matter, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation related to this Agreement to which such Lending Party or any of its Affiliate may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Credit Document, and (i) subject to provisions substantially similar to those contained in this Section 10.21 or other customary confidentiality requirements applicable to the syndication of credit facilities, but in all cases subject to a written agreement to maintain confidentiality to any actual or proposed Participant or Assignee.

10.22                     Certain Waivers.  Except as expressly provided for herein, the Borrower hereby waives (a) demand, presentment, protest, all defenses and (b) any rights of rescission, setoff, counterclaim or defense to payment with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement or any other Credit Document.

10.23                     Good Faith and Fair Dealing.  The parties agree to conduct themselves in good faith with fair dealings in connection with the transactions contemplated by the Credit Documents.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

NSREIT DOR LOAN, LLC,
a Delaware limited liability company

By:	NorthStar Real Estate Income Trust Operating Partnership, L.P., a Delaware limited partnership, its sole equity member

	By:	NorthStar Real Estate Income Trust, Inc., a Maryland corporation, its general partner

		By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: President & Chief Investment Officer

DORAL BANK

By:	/s/ Timothy Zietara
Name:	Timothy Zietara
Title:	Managing Director